Exhibit 10.17
BC Hydro Bioenergy Call for Power (Phase I) EPA

*	CERTAIN NON-PUBLIC INFORMATION HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2009. SUCH NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SEC ON A CONFIDENTIAL BASIS. THE LOCATION OF THESE OMISSIONS HAS BEEN NOTED BY [*]
BC HYDRO
AND
ZELLSTOFF CELGAR LIMITED PARTNERSHIP
ELECTRICITY PURCHASE AGREEMENT
BIOENERGY CALL FOR POWER – PHASE I
Effective Date: January 27, 2009

BC Hydro Bioenergy Call for Power (Phase I) EPA
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BC Hydro Bioenergy Call for Power (Phase I) EPA
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BC Hydro Bioenergy Call for Power (Phase I) EPA
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BC Hydro Bioenergy Call for Power (Phase I) EPA

APPENDIX 1 DEFINITIONS

APPENDIX 2 ENERGY PROFILE

APPENDIX 3 ENERGY PRICE – SEASONALLY FIRM

APPENDIX 4 SELLER’S PLANT DESCRIPTION

APPENDIX 5 FUEL PLAN

APPENDIX 6 COD CERTIFICATE

APPENDIX 7 SAMPLE FORM PERFORMANCE SECURITY / INTERCONNECTION SECURITY LETTER OF CREDIT

APPENDIX 8 SAMPLE FORM LENDER CONSENT AGREEMENT

APPENDIX 9 SAMPLE FORM DEVELOPMENT PROGRESS REPORT

APPENDIX 10 ADDRESSES FOR DELIVERY OF NOTICES

APPENDIX 11 RFP CONFIDENTIALITY AGREEMENT
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BC HYDRO
ELECTRICITY PURCHASE AGREEMENT
THIS ELECTRICITY PURCHASE AGREEMENT (“EPA”) is made as of                     , 2008 (the “Effective Date”)
BETWEEN:
ZELLSTOFF CELGAR LIMITED PARTNERSHIP, a limited partnership formed under the laws of British Columbia represented by its general partner, Zellstoff Celgar Limited, a corporation incorporated under the laws of British Columbia (the “General Partner”), with its head office at Suite 2840, PO Box 11576, 650 West Georgia Street, Vancouver, BC V6B 4N8
(“Seller”)
AND:
BRITISH COLUMBIA HYDRO AND POWER AUTHORITY, a corporation continued under the Hydro and Power Authority Act, R.S.B.C. 1996, c. 212, with its head office at 333 Dunsmuir Street, Vancouver, BC V6B 5R3
(“Buyer”).
WHEREAS:
A. The Buyer issued a Bioenergy Call for Power (Phase I) — Request for Proposals on February 6, 2008 for the supply of electrical energy to the Buyer generated from Forest-based Biomass by projects located in British Columbia.
B. A Proposal in respect of the Project was submitted in response to the RFP.
C. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, Eligible Energy from the Seller’s Plant on the terms and conditions set forth in this EPA.
1. INTERPRETATION
1.1 Definitions — Appendix 1 sets out or references the definitions applicable to certain words and phrases used in this EPA.
1.2 Appendices — Attached to and forming part of this EPA are the following Appendices:
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Appendix 1	-	Definitions
Appendix 2	-	Energy Profile
Appendix 3	-	Energy Price – Seasonally Firm
Appendix 4	-	Seller’s Plant Description
Appendix 5	-	Fuel Plan
Appendix 6	-	COD Certificate
Appendix 7	-	Sample Form Performance Security / Interconnection Security Letter of Credit
Appendix 8	-	Sample Form Lender Consent Agreement
Appendix 9	-	Sample Form Development Progress Report
Appendix 10	-	Addresses for Delivery of Notices
Appendix 11	-	RFP Confidentiality Agreement
1.3 Headings — The division of this EPA into Articles, sections, subsections, paragraphs, subparagraphs and Appendices and the insertion of headings are for convenience of reference only and do not affect the interpretation of this EPA.
1.4 Plurality and Gender — Words in the singular include the plural and vice versa, and words importing gender include the masculine, feminine and neuter genders, in each case as the context requires.
1.5 Governing Law — This EPA is made under, and shall be interpreted in accordance with, the laws of the Province of British Columbia. Subject to section 22.6, any suit, action or proceeding (a “Proceeding”) arising out of, or relating to, this EPA may be brought in the courts of the Province of British Columbia at Vancouver. Those courts have non-exclusive jurisdiction in respect of any Proceeding. The Parties hereby irrevocably attorn to the jurisdiction of such courts in respect of any Proceeding.
1.6 Industry Terms — Technical or industry specific words or phrases not otherwise defined in this EPA have the well known meaning given to those terms as of the date of this EPA in the industry or trade in which they are applied or used.
1.7 Statutory References — Reference to a statute means, unless otherwise stated, the statute and regulations, if any, under that statute, in force from time to time, and any statute or regulation passed and in force which has the effect of supplementing or superseding that statute or those regulations.
1.8 Currency — References to dollars or $ means Canadian dollars, unless otherwise stated. References to US$ or US dollars means United States dollars.
1.9 Reference Indices — Except as otherwise provided in Appendix 3, if any index, tariff or price quotation referred to in this EPA ceases to be published, or if the basis therefor is changed materially, there shall be substituted an available replacement index, tariff or price quotation that most nearly, of those then publicly available, approximates the intent and purpose of the index, tariff or price quotation that has so ceased or changed. This EPA shall be amended as necessary to accommodate such replacement index, tariff or price quotation, all as determined by written agreement between the Parties, or failing agreement, by arbitration under section 22.6.
1.10 Conversions — If a value used in a calculation in this EPA must be converted to another unit of measurement for purposes of consistency or to achieve a meaningful answer, the value shall be converted to that different unit for purposes of the calculation.
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1.11 Acknowledgement — The Seller and the General Partner as to itself only hereby acknowledge, represent, warrant and agree that they have obtained their own independent legal, financial, tax, technical and other advice on all issues relating to this EPA and all transactions contemplated under this EPA. This EPA shall be interpreted as would an agreement that has been negotiated and drafted by, and entered into between, commercially sophisticated parties dealing at arms length.
1.12 Additional Interpretive Rules — For the purposes of this EPA, except as otherwise expressly stated:
(a)	“this EPA” means this EPA as it may from time to time be supplemented or amended and in effect, and includes the Appendices attached to this EPA;

(b)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this EPA as a whole and not to any particular section, subsection or other subdivision;

(c)	the word “including” or “includes” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(d)	the words “year”, “month” and “day” refer to a calendar year, a calendar month and a calendar day respectively;

(e)	any consent, approval or waiver contemplated by this EPA must be in writing and signed by the Party against whom its enforcement is sought, and may be given, withheld, delayed or conditioned in the unfettered discretion of the Party of whom it is requested;

(f)	all rights and remedies of either Party under this EPA are cumulative and not exclusive of any other remedies to which either Party may be lawfully entitled, and either Party may pursue any and all of its remedies concurrently, consecutively and alternatively;

(g)	where a dollar amount in this EPA is to be adjusted for CPI from January 1, 2008 to any date after 2008, such dollar amount is to be multiplied by CPIJanuary 1, N / CPIJanuary 1, 2008, where N is the year in which that date falls; and

(h)	any notice required or permitted to be given, or other thing required or permitted to be done, under this EPA on or before a day that is not a Business Day, shall be deemed to be given or done when required or permitted hereunder if given or done on or before the next following Business Day.
1.13 General Partner — All references to the “Seller” herein include the General Partner, unless the contrary is expressly indicated.  Acts or omissions of the General Partner in relation to this EPA are deemed to be acts or omissions of the Seller.
2. TERM
2.1 Term — The term (“Term”) of this EPA commences on the Effective Date and continues until the 10th anniversary of COD, subject to extension for the period specified pursuant to subsection 11.2(c), unless it is terminated earlier as authorized under this EPA.
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3. REGULATORY REVIEW
3.1 Regulatory Review Termination — Subject to section 3.4, either Party may terminate this EPA if within 150 days after the Effective Date this EPA has not been accepted for filing by the BCUC as an Energy Supply Contract without conditions (such acceptance without conditions being herein called the “BCUC Acceptance”).
3.2 Regulatory Filing — The Buyer, on behalf of itself and the Seller, shall file this EPA with the BCUC within a reasonable time after the Effective Date.
3.3 EPA Support — The Buyer shall take all steps reasonably required to secure BCUC Acceptance, which shall consist of those procedural steps related to filing this EPA and providing argument and witnesses in support of the filing. The Seller shall provide any assistance reasonably requested by the Buyer to secure BCUC Acceptance. The Parties shall not take, and shall cause their Affiliates not to take, any action inconsistent with the performance by the Parties of their obligations under this section 3.3. If a Party fails to comply with this section 3.3 (the “Breaching Party”) and, as a result, this EPA is terminated under section 3.1, the Breaching Party shall pay the non-Breaching Party as liquidated damages, by not later than 5 Business Days after the date of termination, an amount equal to $2.50/MWh multiplied by the Annual Firm Energy Amount. Notwithstanding any other provision of this EPA, the Breaching Party’s liability for a breach of this section 3.3 is limited to the amount set out in this section 3.3.
3.4 Termination — A Party entitled to terminate under section 3.1 must do so by giving notice to terminate to the other Party at any time after the right to terminate arises pursuant to section 3.1 and prior to the earlier of:
(a)	the date of issuance of the BCUC Acceptance;

(b)	the date of issuance of an Exemption; and

(c)	the date that is 180 days after the Effective Date.
3.5 Effect of Termination — If this EPA is terminated by either Party in accordance with sections 3.1 and 3.4, the following provisions shall apply:
(a)	on or before the 30th day following the date of termination the Buyer shall return the Performance Security to the Seller after deducting any amount to which the Buyer is entitled but which has not been paid pursuant to section 3.3 of this EPA; and

(b)	except as set out in section 16.3, the Parties shall have no further liabilities or obligations under, or in relation to, this EPA.
3.6 Exemption — Sections 3.1 to 3.5 are of no effect if an Exemption exists before termination of this EPA under section 3.1. Nothing in this EPA obliges either Party to seek an Exemption, and the Parties acknowledge that they have entered into this EPA in the expectation that no Exemption will exist.
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4. DEVELOPMENT
4.1 Development and Construction of the Incremental Seller’s Plant — The Seller shall:
(a)	design, engineer, construct and commission the Incremental Seller’s Plant, perform all additional work required to incorporate the Incremental Seller’s Plant into the Seller’s Plant, and interconnect the Seller’s Plant to the Fortis System, all in compliance with the Project Standards and all other terms and conditions of this EPA; and

(b)	commence the work described in subsection 4.1(a) by the date that is the later of (i) 30 days after BCUC Acceptance or Exemption, as applicable, and (ii) if a right to terminate arises under section 3.1, 30 days after that right to terminate has expired, and shall thereafter diligently and continuously carry out such Project activities.
Without limiting the foregoing, all equipment and material installed in the Seller’s Plant shall conform to the codes, standards and rules applicable to power plants in British Columbia. The Seller shall ensure that the Seller’s Plant is designed, engineered and constructed to operate in accordance with the requirements of this EPA for the full term of this EPA.
4.2 Permits — The Seller shall promptly obtain, comply with and maintain in full force and effect, all Permits. The Seller shall on request promptly provide to the Buyer copies of all Material Permits. The Seller acknowledges that this EPA and the terms and conditions of this EPA are not intended to, and do not, fetter the discretion of any Governmental Authority with respect to any decision or action by that Governmental Authority with respect to the Project and the Buyer shall be entitled to exercise any rights and remedies available to it under this EPA resulting from any such decision or action including, the right to terminate this EPA if any of the circumstances described in section 16.1 occur as a result of the decision or action and the right to receive any Termination Payment payable by the Seller under section 16.4 as a result of such termination.
4.3 Development Reports — On each January 1, April 1, July 1 and October 1 after the Effective Date and continuing until COD, the Seller shall deliver to the Buyer a report in the form specified in Appendix 9 describing the progress of development of the Project.
4.4 Buyer Cost Responsibilities — Except as otherwise expressly provided in this EPA, the Buyer shall be responsible for paying all costs incurred by the Transmission Authority for the design, engineering, procurement, construction and commissioning of the Interconnection Network Upgrades.
4.5 Changes to Seller’s Plant before COD — The Seller shall not make any material change to the Seller’s Plant, including any change in the Plant Capacity or the POI or to any assets that would result in such assets being materially different than as disclosed to the Transmission Authority for purposes of the Seller Optional Study Report or to FortisBC for the purposes of an interconnection study relating to the Project prepared by FortisBC, before COD without the prior consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned, provided that the Seller, without such consent, may implement any change reasonably required by the Seller in connection with its pulp production operations to any portion of the Seller’s Plant that is also used in the conduct of the Seller’s pulp production operations and which does not materially and adversely affect the quantity or reliability of the Firm Energy to be delivered. The Parties acknowledge that the Buyer may require, as a condition of any consent, that:
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(a)	any change, and all changes in the aggregate, in the Plant Capacity made prior to COD do not exceed 6 MW;

(b)	the Seller obtain, and deliver to the Buyer, a study report prepared by FortisBC confirming that the change is technically feasible on the Fortis System;

(c)	that the Seller request, and the Buyer obtain, a new study report prepared by the Transmission Authority confirming that the change is technically feasible on the Transmission System, including an estimate of the incremental cost, if any, of completing Interconnection Network Upgrades;

(d)	the Seller provide a legally binding written commitment to pay to the Buyer the amount of all incremental costs incurred, or to be incurred, by the Buyer as a result of the change, including any incremental Network Upgrade Costs; and

(e)	the Seller increase the amount of the Interconnection Security by, or provide alternate security reasonably acceptable to the Buyer in, an amount equal to the sum of the estimate referenced in subsection 4.5(b) above plus the Buyer’s reasonable estimate of any other incremental costs referenced in subsection 4.5(c) above.
5. COMMERCIAL OPERATION DATE
5.1 Guaranteed COD — The Seller shall ensure that the Seller’s Plant achieves COD by the Guaranteed COD plus Force Majeure Days.
5.2 Requirements for COD — Subject to section 5.5, COD shall occur at 24:00 PPT on the day on which all of the following conditions have been satisfied:
(a)	the Seller has obtained all Material Permits and all such Material Permits are in full force and effect;

(b)	the Seller’s Plant has generated Energy in compliance with all Material Permits for 72 continuous hours in an amount in each hour of not less than 90% of (i) the sum of the Seasonally Firm Energy Amount for that Season and the corresponding Seasonal GBL, divided by (ii) the number of hours in such complete Season;

(c)	the Seller is not:
(i)	Bankrupt or Insolvent;

(ii)	in default of any payment obligation or requirement to post security under this EPA;

(iii)	in material default of any of its other covenants, representations, warranties or obligations under this EPA, other than those defaults in respect of which the Seller has paid all LDs owing under this EPA; or

(iv)	in material default under any Material Permit, including any tenure agreement for the site on which the Seller’s Plant is located, or the Interconnection Agreement;
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and

(d)	the Seller has delivered to the Buyer:
(i)	a Declaration of Compatibility-Generator (Operating), or such other document(s) of similar effect as may be substituted therefor, in respect of the Plant Capacity issued by FortisBC to the Seller under the Interconnection Agreement;

(ii)	copies of all Material Permits in a form sufficient to demonstrate the Seller’s compliance with subsection 5.2(a);

(iii)	data from the Metering Equipment sufficient to demonstrate compliance by the Seller with subsection 5.2(b);

(iv)	proof of registration by the Seller with Measurement Canada as an electricity seller with respect to the Seller’s Plant; and

(v)	a long-term firm point to point transmission service agreement between the Seller and FortisBC of not less than one year in duration which, subject to renewal from time to time, will provide for firm transmission service to the Point of Interconnection for an amount not less than the Firm Energy to be delivered under this EPA.
provided that, except as hereinafter provided, within 30 days after the last of the requirements set out above is satisfied the Seller delivers to the Buyer: (I) a COD Certificate; (II) the Long Term Operating Plan; and (III) the Annual Operating Plan for the period from COD to December 31 next following COD or if COD occurs after September 30, for the period from COD to December 31 in the year following COD. If the COD Certificate, Long Term Operating Plan and Annual Operating Plan are not delivered by that date, COD shall occur at 24:00 PPT on the day of delivery to the Buyer of the last of the foregoing documents. For greater certainty, the Parties acknowledge that, notwithstanding satisfaction of all the conditions set out in subsections 5.2(a) to (d) above, the Seller may defer delivery of the documents described in (I), (II) and (III) above until, and COD shall not occur earlier than, the date determined under section 5.5.
5.3 Buyer Right to Observe — The Seller shall provide not less than 10 days’ prior notice to the Buyer of the commencement of any proposed testing under subsection 5.2(b) and the Buyer may attend and observe each test under subsection 5.2(b). If the Seller has given notice to the Buyer in accordance with this section 5.3, the Seller shall not be required to give a notice to the Buyer of any further tests which are commenced within 72 hours of the prior test under subsection 5.2(b). The Seller shall provide a new notice in accordance with this section 5.3 in respect of any test that commences more than 72 hours after the end of an unsuccessful test under subsection 5.2(b).
5.4 COD Disputes — The Buyer may, by notice to the Seller within 10 Business Days after the date of delivery to the Buyer of a COD Certificate, contest the COD Certificate on the grounds that the Seller has not satisfied the requirements for COD in section 5.2. Pending the final resolution of any dispute relating to whether the requirements for COD have been satisfied, the Seller shall not be required to remit any COD Delay LDs, provided that upon final determination of the matter, if the determination is made that COD has not been achieved, the Seller shall forthwith remit COD Delay LDs in accordance with section 13.1 calculated from the Guaranteed COD plus Force Majeure Days, if any, together with applicable interest in accordance with subsection 10.2(b). If the Buyer does not deliver a notice to the
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Seller contesting the COD Certificate within the time specified in this section 5.4, COD shall be deemed to have occurred as provided in section 5.2.
5.5 Early COD — Except with the Buyer’s prior consent, not to be unreasonably withheld, delayed or conditioned, and subject to section 5.7, COD may not occur earlier than 180 days prior to the Guaranteed COD.
5.6 No Liability for Delay — The Buyer shall have no liability for delays in completion of (i) any Network Upgrades, or (ii) any work undertaken by FortisBC on the Fortis System or on the Seller’s Plant’s side of the point at which the Seller’s Plant interconnects with the Fortis System, in each case howsoever arising.
5.7 Early Network Upgrades — Rescheduling completion of any Interconnection Network Upgrades prior to the Estimated Interconnection Facilities Completion Date shall require the prior consent of each of the Transmission Authority, the Buyer and the Seller. The Seller acknowledges that the Buyer may require as a condition of any consent, any or all of the conditions set out in subsection 4.5(b), 4.5(c) or
4.5(d).
5.8 Postponement of Guaranteed COD — If the Estimated Interconnection Facilities Completion Date is later than 90 days prior to the Guaranteed COD, and unless otherwise agreed by the Parties in writing, the Guaranteed COD shall be postponed to the Estimated Interconnection Facilities Completion Date plus 90 days.
6. OPERATION OF SELLER’S PLANT
6.1 Owner and Operator — The Seller shall own the Seller’s Plant and shall ensure that the Seller’s Plant is operated by qualified and experienced individuals.
6.2 Standard of Operation -
(a)	The Seller shall cause the Seller’s Plant to be operated and maintained in compliance with the Project Standards.

(b)	Without limiting section 7.2 but subject to subsection 7.7(a), when the Seller is delivering Energy to the Buyer, the Seller shall make commercially reasonable efforts to operate the Seller’s Plant in a manner that ensures delivery of Energy at the point at which the Seller’s Plant interconnects with the Fortis System at a uniform rate within each hour during which Eligible Energy is delivered.

(c)	The Seller shall, except with the Buyer’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned, comply in all material respects with the Fuel Plan. The Buyer, in determining whether to grant any such consent, shall review and consider in good faith the Seller’s reasonable requirements for any variation from the Fuel Plan.

(d)	The Seller shall maintain during the Term after COD a firm point to point transmission service agreement between the Seller and FortisBC providing firm transmission service to the Point of Interconnection for an amount not less than the Firm Energy to be delivered under this EPA.
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6.3 Planned Outages — The Seller shall:
(a)	give the Buyer not less than 90 days’ prior notice of any Planned Outage, or such shorter period to which the Buyer may consent, such consent not to be withheld, delayed or conditioned, and such notice, when reasonably possible, shall state the start date and hour and the end date and hour for the Planned Outage. Notwithstanding the foregoing, at any time prior to 48 hours before the start of a Planned Outage that will be more than 7 days long, the Seller may change the proposed start time for the Planned Outage by not more than 48 hours and at any time prior to 48 hours before the end of the Planned Outage, the Seller may change the proposed end time of the Planned Outage on notice to, and without the consent of, the Buyer, provided that if as a result of such notice from the Seller the Planned Outage starts later than originally scheduled, there will be no deemed Eligible Energy under section 7.8 during the period between the originally scheduled start time and the revised start time, and if as a result of such notice from the Seller the Planned Outage ends earlier than originally scheduled, the Energy produced between the originally scheduled end time and the revised end time shall be purchased by the Buyer pursuant to section 7.3;

(b)	in accordance with the Buyer’s written instructions, use the Buyer’s web-based application or other system for communicating Planned Outages to the Buyer;

(c)	make commercially reasonable efforts to coordinate all Planned Outages with the Buyer’s requirements as notified to the Seller; and

(d)	make commercially reasonable efforts to coordinate all Planned Outages with the maintenance schedules of the Transmission Authority and FortisBC where such schedules are publicly available or otherwise notified to the Seller.
Not less than 30 days before a Planned Outage is scheduled to commence, the Buyer may request the Seller to reschedule that Planned Outage. Within 14 days after receipt of such a request, the Seller shall provide the Buyer with an estimate, together with reasonable supporting detail, of the costs, if any, the Seller expects to incur, acting reasonably, as a result of rescheduling the Planned Outage in accordance with the Buyer’s request. Within 7 days after receipt of such cost estimate, the Buyer shall notify the Seller if the Buyer requires the Seller to reschedule the Planned Outage, and upon receipt of such notice from the Buyer, the Seller shall adjust the schedule for the Planned Outage as required by the Buyer, provided that the rescheduling is consistent with Good Utility Practice and does not have a materially adverse effect on the operation of the Seller’s Plant or on any facility that is a thermal host for the Seller’s Plant. The Buyer shall reimburse the Seller for all costs reasonably incurred by the Seller as a result of such rescheduling, but not exceeding the estimate delivered by the Seller to the Buyer under this section 6.3.
For payment and all other purposes of this EPA, all Planned Outages shall be deemed to start at the beginning of the hour in which that Outage actually commences and to end at the start of the hour immediately following the hour in which that Outage actually terminates.
6.4 Records — The Seller shall prepare and maintain all Records or duplicates of such Records, at the Seller’s Plant, or following the expiry of the Term or the earlier termination of this EPA, at such other location as may be agreed in writing between the Parties, for a period of not less than 7 years from the date on which each such Record is created.
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6.5 Reports to the Buyer
(a)	Fuel Plan -
(i)	Not less than 60 days prior to the fifth anniversary of COD (the “Five-Year Anniversary”), the Seller shall deliver to the Buyer a Fuel Plan for the remainder of the Term containing information of the type and detail set out in the then existing Fuel Plan, any proposed variations from the then existing Fuel Plan, and such other planning data relating to the Fuel as the Buyer may reasonably request. Subject to the Buyer’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, such replacement Fuel Plan shall replace the then existing Fuel Plan effective as of the Five-Year Anniversary.

(ii)	The Seller may revise the Fuel Plan at any time with the Buyer’s prior consent, such consent not to be unreasonably withheld, delayed or conditioned. The Seller shall give prompt and due consideration to any revisions to the Fuel Plan that the Buyer may reasonably request.
(b)	Annual Fuel Report — Not less than 60 days following the end of each Contract Year, the Seller shall deliver to the Buyer a report setting out with reference to the Fuel Plan:
(i)	a description of the source and volume of Fuel consumed in that Contract Year, together with such additional information relating to the Fuel as the Buyer may reasonably require;

(ii)	a report on all material variances in that Contract Year between the Fuel Plan and the Seller’s actual procurement and consumption of Fuel;

(iii)	the total Forest-based Biomass, Auxiliary Fuel and Start-up Fuel (all expressed in GJ) used to generate Eligible Energy in that Contract Year; and

(iv)	the Auxiliary Fuel Overage and the Auxiliary Fuel Energy Overage (determined by utilizing the average heat rate applicable to the conversion of Fuel to Eligible Energy) for that Contract Year.
(c)	Long Term Operating Plan - By the date specified in section 5.2, the Seller shall provide to the Buyer an operating plan for the Seller’s Plant for a five-year period commencing at COD and ending on December 31 of the year in which the Five-Year Anniversary occurs, including the long-term major maintenance schedule. On or before September 30 in each year during the Term after the year in which COD occurs, the Seller shall provide the Buyer with an updated plan for the five-year period commencing on the next succeeding January 1 or to the end of the Term, whichever is less. The Seller shall promptly provide the Buyer with copies of any amendments or modifications to the Long Term Operating Plan. The Long Term Operating Plan shall be consistent with Good Utility Practice and is intended to assist the Buyer in planning activities and is not a guarantee of the timing of Planned Outages;

(d)	Annual Operating Plan - On or before September 30 in each year during the Term, the Seller shall provide to the Buyer an operating plan for the Seller’s Plant for the 14-month period commencing on the next succeeding November 1, including any necessary update
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in respect of the then current Annual Operating Plan, which plan may be included in the Long Term Operating Plan. The plan shall include a schedule of Planned Outages for that 14-month period which shall comply with the provisions of section 6.3 and be consistent with Good Utility Practice. The Seller may, on not less than 90 days’ prior notice to the Buyer, amend the Annual Operating Plan, subject to the provisions of section 6.3. The Annual Operating Plan shall be consistent with Good Utility Practice and is intended to assist the Buyer in planning activities and is not a guarantee of the timing of Planned Outages;

(e)	Notice of Outages - Other than for a Planned Outage for which notice has been given pursuant to section 6.3, the Seller shall promptly notify the Buyer of any Outage, or any anticipated Outage, of the Seller’s Plant. Any notice under this subsection shall include a statement of the cause of the Outage, the proposed corrective action and the Seller’s estimate of the expected duration of the Outage, and the Seller shall promptly communicate such information to the Buyer in such manner as the Buyer may instruct the Seller from time to time. The Seller shall, except with the Buyer’s consent, such consent not to be unreasonably withheld, delayed or conditioned, use best efforts to promptly remove or mitigate any Forced Outage. The Seller shall deliver to the Buyer concurrently with delivery of the statement described in subsection 10.1(a), a report of all Outages during the month for which the statement described in subsection 10.1(a) is issued, including a statement of the cause of each Outage;

(f)	Interconnection Agreement Defaults - The Seller shall give promptly to the Buyer a copy of any notice of a breach of, or default under, the Interconnection Agreement, whether given or received by the Seller;

(g)	Notice of Buyer Termination Event - The Seller shall notify the Buyer promptly of any Buyer Termination Event, or any material risk that a Buyer Termination Event or any default by the Seller under any agreement with a Facility Lender may occur;

(h)	Energy Schedules - After COD:
(i)	on each Thursday by 12:00 PPT, the Seller shall deliver to the Buyer a schedule of the expected deliveries of Eligible Energy in each hour of each day for the next succeeding week commencing at 00:00 PPT on Monday; and

(ii)	on each day by 12:00 PPT, the Seller shall deliver to the Buyer a schedule of the expected deliveries of Eligible Energy for the next succeeding 24 hour period commencing at 00:00 PPT, provided that such schedules are provided for planning purposes only and do not constitute a guarantee by the Seller that Energy shall be delivered in accordance with the schedules and do not limit the amount of Energy the Seller may deliver during the periods covered by the schedules. The Seller shall deliver a revised schedule to the Buyer promptly after becoming aware of any expected material change in a filed Energy schedule;

(i)	Reporting on Clean or Renewable Electricity - The Seller shall within 10 Business Days after a request from the Buyer, provide to the Buyer all information the Buyer
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reasonably requires to verify qualification of the output from the Seller’s Plant as Clean or Renewable Electricity;

(j)	Reporting on Environmental Certification – The Seller shall within 10 Business Days after a request from the Buyer, provide to the Buyer:
(i)	all information the Buyer requires to verify the quantity of Energy generated by the Seller’s Plant, qualification of the Seller’s Plant and all or part of the Energy for the Environmental Certification, if any, the status of the Environmental Certification, if any, and the existence, nature and quantity of Environmental Attributes;

(ii)	any information required for the purposes of any Environmental Attribute or energy tracking system as directed by the Buyer; and

(iii)	any other information the Buyer requires to enable the Buyer or its Affiliates to obtain or realize the full benefit of the Environmental Attributes, including sales of the Environmental Attributes to third Persons; and
(k)	Reporting on Environmental Impacts – The Seller shall deliver to the Buyer not later than February 28 in each year after COD, or in accordance with any other periodic reporting requirement prescribed by Laws or terms and conditions of Permits, environmental impact reports that comply with this subsection, and any reasonable written guidelines issued by the Buyer from time to time relative to the form and content of such reports. Environmental impact reports shall provide annual data concerning the impact of the operation of the Seller’s Plant on the environment, including GHG emissions, and the air and water quality, land use, biota and habitat impacts. Data relative to GHG emissions may include Fuel use by Fuel type, heat rate, and energy content of fuel and other relevant data.
6.6 Changes to Seller’s Plant — The Seller shall not make any material change to the Seller’s Plant after COD without the prior consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned, provided that the Seller may implement any change reasonably required by the Seller, without the Buyer’s consent, in connection with its pulp production operations, which does not materially and adversely affect the quantity or reliability of the Firm Energy to be delivered, to any portion of the Seller’s Plant that is also used in the conduct of the Seller’s pulp production operations. The Seller acknowledges that the Buyer may require, as a condition of any consent, any or all of the conditions set out in subsection 4.5(b), 4.5(c), or 4.5(d), provided that notwithstanding the foregoing, the Seller shall not make any change to the Plant Capacity or the POI without the consent of the Buyer.
6.7 Exemption from Utility Regulation — Neither the Seller nor the General Partner shall take any action that would cause the Seller or the General Partner to cease to be exempt, or omit to take any action necessary for the Seller or the General Partner to continue to be exempt, from regulation as a “public utility”, as defined in the UCA, with respect to the Seller’s Plant, the sale of Energy and the performance by the Seller of its obligations under this EPA if such designation as a “public utility” could reasonably be expected to have an adverse effect on the Buyer or its interests under this EPA.
6.8 Disclosure of Information by FortisBC and Transmission Authority — The Seller consents to FortisBC and the Transmission Authority disclosing to the Buyer on its request:
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(a)	all information directly related to Network Upgrades, including any information provided by the Seller to FortisBC or the Transmission Authority that relates to, or affects, Network Upgrades including any interconnection request, studies or reports that contain information reasonably related to Network Upgrades;

(b)	any studies that FortisBC or the Transmission Authority may have and applications that may be filed in respect thereof from time to time with respect to the Seller’s Plant;

(c)	all metering data collected by, or provided to, FortisBC or the Transmission Authority with respect to the Seller’s Plant;

(d)	copies of any notice of a breach of, or default under, the Interconnection Agreement given or received by FortisBC and particulars of any such breach or default; and

(e)	any other information provided by the Seller to the Transmission Authority or FortisBC, or by the Transmission Authority or FortisBC to the Seller, that is relevant to the administration of this EPA.
The Seller shall promptly on request by the Buyer provide to the Buyer written confirmation of the foregoing consent for delivery by the Buyer to FortisBC and the Transmission Authority.
7. PURCHASE AND SALE OBLIGATIONS
7.1 Pre-COD Energy — The Buyer shall make commercially reasonable efforts, excluding any acceleration of the Estimated Interconnection Facilities Completion Date, to accept delivery at the POI of all Pre-COD Energy. Prior to the earlier of COD and the Guaranteed COD the Seller may, on prior notice to the Buyer, sell any Energy to any Person other than the Buyer, and in that case such Energy shall not be delivered, or be deemed to be delivered, to the Buyer.
7.2 Post-COD Sale of Energy — Subject to subsection 7.7(a) in each Season during the Term after COD, the Seller shall sell and deliver to the Buyer at the POI, the Seasonally Firm Energy Amount for the applicable Season.
7.3 Post-COD Purchase of Energy — Subject to subsection 7.7(b) in each Season during the Term after COD, the Buyer shall purchase, and shall accept delivery from the Seller at the POI of, all Eligible Energy.
7.4 Exclusivity — The Seller shall not at any time during the Term commit, sell or deliver any Energy to any Person, other than the Buyer under this EPA, except:
(a)	Pre-COD Energy sold to third Persons in accordance with section 7.1;

(b)	*

(c)	during any period in which the Buyer is in breach of its obligations under section 7.3; and

(d)	during any period in which the Buyer is not accepting deliveries of Eligible Energy from the Seller due to Force Majeure invoked by the Buyer.
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7.5 Custody, Control and Risk of, and Title to, Energy — Custody, control and risk of, and title to, all Pre-COD Energy delivered to the Buyer and all Eligible Energy passes from the Seller to the Buyer at the POI. The Seller shall ensure that all Eligible Energy delivered to the Buyer under this EPA is free and clear of all liens, claims, charges and encumbrances. The Seller shall be responsible for all transmission losses and costs, if any, relating to the transmission of Eligible Energy from the Seller’s Plant to the POI.
7.6 Price and Payment Obligation — The Buyer shall pay for all Test Energy in respect of which the Seller has not given a notice under section 7.1, and all Eligible Energy, in accordance with Appendix 3.
7.7 Limitations on Delivery and Acceptance Obligations -
(a)	Limitations on Delivery Obligations - The obligations of the Seller under section 7.2 and subsection 7.11(c) are excused during the occurrence of:
(i)	Force Majeure invoked by the Seller in accordance with Article 12;

(ii)	any Transmission System Outage for reasons that are not attributable to the Seller or the Seller’s Plant;

(iii)	disconnection of the Seller’s Plant from the Fortis System for reasons that are not attributable to the Seller or the Seller’s Plant;

(iv)	disconnection of the Fortis System from the Transmission System or an Outage on the Fortis System, in either case for reasons that are not attributable to the Seller or the Seller’s Plant;

(v)	the exercise by the Seller of its right to suspend its performance under this EPA in accordance with Article 15; and

(vi)	Authorized Planned Outages.
(b)	Limitations on Acceptance Obligations - The obligations of the Buyer under sections 7.1 and 7.3 are excused during the occurrence of:
(i)	Force Majeure invoked by the Buyer in accordance with Article 12;

(ii)	any Transmission System Outage for reasons not attributable to the Buyer;

(iii)	disconnection of the Seller’s Plant from the Fortis System for reasons not attributable to the Buyer;

(iv)	disconnection of the Fortis System from the Transmission System or an Outage on the Fortis System, in either case for reasons not attributable to the Buyer; and

(v)	the exercise by the Buyer of its right to suspend the Seller’s performance under this EPA in accordance with Article 15.
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7.8 Deemed Deliveries -
(a)	If in any hour after COD the Seller is unable to deliver Eligible Energy at the POI at any time during that hour solely as a result of a Transmission System Outage not caused by (i) the Seller or the Seller’s Plant or (ii) events beyond the control of the Buyer or the Transmission Authority (a “Delivery Interruption Outage”), then notwithstanding that the Buyer is excused under subsection 7.7(b) from its obligations to purchase under section 7.3, the Eligible Energy that could have been generated and delivered to the POI in each hour as Eligible Energy but for the occurrence of the Delivery Interruption Outage shall be deemed to be Eligible Energy.

(b)	Deemed Eligible Energy shall be determined based on the best available information, including the Seller’s Energy schedule for each hour during the Delivery Interruption Outage and readings of the Metering Equipment before and after the occurrence of the Delivery Interruption Outage.

(c)	There shall be no deemed Eligible Energy during any period specified as a Planned Outage in a notice delivered by the Seller under section 6.3.

(d)	For greater certainty, the provisions of this section 7.8 shall not apply during any period when either Party is excused, in accordance with Article 12, from its obligation to deliver, or to accept delivery of, Eligible Energy as a result of Force Majeure.
7.9 Modification to Seasonally Firm Energy Amount — At any time prior to the first anniversary of COD, the Seller may, by exercising the election described in subsection 7.9(b), elect to increase or decrease the Seasonally Firm Energy Amount in each Season, subject to the following:
(a)	any such increases or decreases in the Seasonally Firm Energy Amounts must not result in:
(i)	the Annual Firm Energy Amount increasing or decreasing by more than 10%;

(ii)	the Seasonally Firm Energy Amount for the period from May 1 to July 31, inclusive, exceeding one-quarter of the Annual Firm Energy Amount;

(iii)	the sum of the resulting Seasonally Firm Energy Amount and the Seasonal GBL exceeding the Plant Capacity then prevailing multiplied by the number of hours in that Season; or

(iv)	the Seasonally Firm Energy Amount in Season 1 (February 1 to April 30) or Season 4 (November 1 to January 31) decreasing by more than 10%;
(b)	the Seller may only exercise its election to increase or decrease the Seasonally Firm Energy Amounts by delivering to the Buyer prior to the first anniversary of COD a Firm Energy Table that has been revised only to incorporate the proposed increase or decrease in the Seasonally Firm Energy Amounts in a manner that complies with subsection 7.9(a). The revised Firm Energy Table shall be deemed to replace the then existing Firm Energy Table effective:
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(i)	if the revised Firm Energy Table is delivered to the Buyer within 30 days of the end of the Season in which the delivery occurs, on the first day of the second complete Season that immediately follows such delivery; and
(ii)	if the revised Firm Energy Table is delivered to the Buyer more than 30 days before the end of the Season in which the delivery occurs, on the first day of the first complete Season that immediately follows such delivery;
(c)	concurrently with the delivery of a revised Firm Energy Table pursuant to subsection 7.9(b), the Seller shall amend or replace the Performance Security to adjust the amount thereof to reflect any change to the Annual Firm Energy Amount that arises as a result of the Seller’s election to increase or decrease any Seasonally Firm Energy Amount pursuant to this section 7.9; and

(d)	the Seller may elect to increase or decrease the Seasonally Firm Energy Amounts under this Section 7.9 only once.
7.10 Modification to Seasonal GBL — At any time after COD, the Seller may, with the consent of the Buyer, such consent not to be unreasonably delayed, withheld or conditioned, by exercising the election described in subsection 7.10(b), elect to increase or decrease the Seasonal GBL subject to the following:
(a)	any such increase or decrease in the Seasonal GBL must reconcile with the Annual GBL, such that the aggregate Seasonal GBL following any such change equals the Annual GBL;

(b)	the Seller may only exercise its election to increase or decrease the Seasonal GBL by delivering to the Buyer in any month other than December a Seasonal GBL Table that has been revised only to incorporate the proposed increase or decrease in the Seasonal GBL in a manner that complies with subsection 7.10(a). The revised Seasonal GBL Table shall be deemed to replace the then existing Seasonal GBL Table effective on the first day of January immediately following the date on which the Buyer provides its consent to such revised Seasonal GBL Table; and

(c)	the Seller may elect to increase or decrease the Seasonal GBL under this section 7.10 only once in any year.
For greater certainty, the Seller may not modify the Annual GBL without the Buyer’s consent.
7.11 Buyer Capacity Right — The Buyer, in its sole discretion, may require the Seller to deliver up to the Hourly Firm Energy Amount of Hourly Eligible Energy in any hour during a period specified by the Buyer (in each case, a “Capacity Call”), and the Seller shall comply with any such direction, subject to the following:
(a)	upon providing the Seller with at least 24 hours’ prior notice, the Buyer may require a Capacity Call for a period of not less than one day and not exceeding seven continuous days, provided that:
(i)	the Capacity Call may only occur in the period from and including November 1 through the last day of February in the following year (the “Capacity Call Period”);
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(ii)	the number of all Capacity Calls in any Capacity Call Period may not exceed four, for a combined total of no greater than 14 days;

(iii)	during a Capacity Call, Hourly Eligible Energy shall be deliverable only during On-Peak Hours;

(iv)	the period between successive Capacity Calls must be not less than the number of days of the previous Capacity Call or two days, whichever is greater;

(v)	the Capacity Call may not occur during an Authorized Planned Outage; and

(vi)	for the sake of clarity, the Energy delivered pursuant to a Capacity Call shall be Eligible Energy and included in the calculation of the Seasonally Firm Energy Amount;
(b)	the Buyer shall provide notice of a Capacity Call by email (the “Capacity Call Notice”), and shall include in its notice:
(i)	the duration of the Capacity Call; and

(ii)	the Hourly Firm Energy Amount which the Buyer requires the Seller to make available in each hour during the Capacity Call (the “Capacity Call Amount”);
(c)	subject to subsection 7.7(a), for the duration of a Capacity Call, the Seller shall deliver Hourly Eligible Energy in each hour that is equal to or greater than the Capacity Call Amount; and

(d)	the Parties will cooperate with each other in discussing the schedule of expected Capacity Calls in each Capacity Call Period, provided that the terms of this subsection 7.11(d) will not in any way limit or constrain the Capacity Calls that the Buyer may require.
8. ENVIRONMENTAL ATTRIBUTES
8.1 Transfer of Environmental Attributes — The Seller hereby transfers, assigns and sets over to the Buyer all right, title and interest in and to the Environmental Attributes. The Buyer shall not be required to make any payment for the Environmental Attributes. The Seller, upon the reasonable request of the Buyer, shall do, sign and deliver to the Buyer, or cause to be done or signed and delivered to the Buyer, all further acts, deeds, things, documents and assurances required to give effect to this section 8.1.
8.2 Exclusivity — The Seller shall not at any time during the Term commit, sell or deliver any Environmental Attributes to any Person, other than the Buyer. The Seller shall not use or apply any Environmental Attributes for any purpose whatsoever. The Seller shall ensure that all marketing materials produced by or for the Seller, all public or other statements by the Seller and all other communications by the Seller in any form whatsoever, contain no false or misleading statements concerning the ownership of the Eligible Energy or Environmental Attributes or the destination, end user or recipient of the Eligible Energy or Environmental Attributes. The Seller acknowledges and agrees that the exclusive rights conferred by this section 8.2 are of fundamental importance, and that, without prejudice to any right to claim damages, compensation or an accounting of profits, the granting of an
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interim, interlocutory and permanent injunction is an appropriate remedy to restrain any breach or threatened breach by the Seller of the obligation set out in this section 8.2.
8.3 Representations and Warranties — The Seller and the General Partner as to itself only, represent and warrant to the Buyer and acknowledge that the Buyer is relying on those representations and warranties in entering into this EPA, that the Seller is the legal and beneficial owner of the Environmental Attributes free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and no other Person has any agreement or right of any kind whatsoever to purchase or otherwise to acquire or to claim or otherwise make any use whatsoever of the Environmental Attributes.
8.4 EcoLogoM Certification — Without limiting the Seller’s obligation to comply with subsection (e) of the definition of Project Standards, if required by the Buyer, the Seller shall use commercially reasonable efforts to obtain EcoLogoM Certification for the Seller’s Plant and all the Eligible Energy, other than that attributable to the use of Auxiliary Fuel to the extent permitted under this EPA, and shall use commercially reasonable efforts to maintain the EcoLogoM Certification for such period during the remainder of the Term as the Buyer may require. The Seller shall notify the Buyer forthwith if the Seller fails to obtain EcoLogoM Certification as required hereunder or if, at any time during the period of Term specified by the Buyer, the Seller does not have EcoLogoM Certification. If the Buyer requires the Seller to obtain EcoLogoM Certification, the Buyer shall be responsible for all certification, audit and licensing fees required to obtain the EcoLogoM Certification, unless the Seller requires the EcoLogoM Certification to comply with subsection (e) of the definition of the Project Standards or the Seller fails to obtain or maintain the EcoLogoM Certification, in either of which cases the Seller shall be responsible for all such costs.
8.5 Alternate Certification — The Seller shall, at the Buyer’s request and at the Buyer’s cost, use commercially reasonable efforts to apply for, and diligently pursue and maintain, any certification, licensing or approval offered by any Governmental Authority or independent certification agency evidencing that the Seller’s Plant and the Eligible Energy has Environmental Attributes as an addition or an alternative to the EcoLogoM Certification. Any failure by the Seller to use commercially reasonable efforts pursuant to this section is a “material default” for the purposes of this EPA, and the Buyer may terminate this EPA under subsection 16.1(e).
9. METERING
9.1 Installation of Metering Equipment — The Seller shall ensure that revenue metering equipment (the “Metering Equipment”) is installed, operated and maintained in accordance with the requirements of FortisBC and the Transmission Authority and the requirements of this section. The Seller shall ensure that the Seller’s Plant is equipped with electronic meters and SCADA capability. The Metering Equipment shall be installed at a location approved by the Buyer, acting reasonably, which location shall be such that the Metering Equipment can measure the Energy generated by the Seller’s Plant independent of any other generation equipment or facilities. The Seller shall ensure that the Metering Equipment is:
(a)	capable of being remotely interrogated;

(b)	sufficient to accurately meter the quantity of Test Energy and Eligible Energy;

(c)	calibrated to measure the quantity of Test Energy and Eligible Energy delivered to the interconnection between the Seller’s Plant and the Fortis System, after adjusting for any line losses from the Seller’s Plant to that interconnection; and
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(d)	in compliance with all requirements set out in the Electricity and Gas Inspection Act (Canada) and associated regulations.
9.2 Operation of Metering Equipment — The Metering Equipment shall be used for purposes of calculating the amount of Test Energy and Eligible Energy. In the event of any failure of the Metering Equipment, the Parties shall, until such time as the Metering Equipment has been repaired or replaced, rely upon information provided by any back-up meter installed pursuant to section 9.3, or, in the absence of such back-up meter, the Seller’s metering equipment, if any, for purposes of calculating payments due under this EPA. If there is any dispute regarding the accuracy of the Metering Equipment, either Party may give notice to the other Party of the dispute, in which case the Buyer and the Seller shall proceed to rectify the matter in accordance with the Electricity and Gas Inspection Act (Canada). The Seller shall allow the Buyer to access the Seller’s Plant at any time during normal business hours on reasonable advance notice for purposes of inspecting the Metering Equipment. The Seller shall, on the Buyer’s request, cause the Metering Equipment to be inspected, tested and adjusted provided that, except as set out below, the Buyer shall not make such a request more than once in each year during the Term. The Seller shall give the Buyer reasonable prior notice of all inspections, tests and calibrations of the Metering Equipment and shall permit a representative of the Buyer to witness and verify such inspections, tests and calibration. If either Party has reason to believe that the Metering Equipment is inaccurate, the Seller shall cause the Metering Equipment to be tested forthwith upon becoming aware of the potential inaccuracy. The Seller shall provide the Buyer with copies of all meter calibration test results and all other results of any test of the Metering Equipment. If any test of the Metering Equipment discloses an inaccuracy outside the inaccuracies permitted under the Electricity and Gas Inspection Act (Canada), any payments or adjustments made or calculated under this EPA that would have been affected by the inaccuracy shall, so far as practicable, be recalculated to correct for the inaccuracy. For purposes of such correction, if the inaccuracy is traceable to a specific event or occurrence at a reasonably ascertainable time, then the adjustment shall extend back to that time; otherwise, it shall be assumed that the error has existed for a period equal to one half of the time elapsed since COD or one half of the time since the last meter test, whichever is shorter, but in any event shall not extend back more than 36 months. Any amounts which are determined to be payable or subject to refund as a result of such re-computations shall be paid to the Party entitled to such amounts within 30 days after the paying Party is notified of the re-computation.
9.3 Duplicate Metering Equipment — The Buyer may at any time at the Buyer’s sole cost, on not less than 30 days’ prior notice to the Seller, install a duplicate revenue meter at the Seller’s Plant at a location to be agreed upon by the Buyer and the Seller, acting reasonably, and the Seller shall allow the Buyer to access the Seller’s Plant for such purpose and for the purpose of inspecting and maintaining such equipment. The Seller shall make transformers, transformer connections and telephone access available to the Buyer, as required, if the Buyer elects to install a duplicate revenue meter. Any duplicate revenue meter and metering equipment installed by the Buyer shall remain the property of the Buyer, and the Seller shall not tamper with, remove or move such meter or equipment.
9.4 Delivery Verification — The Buyer, in consultation with FortisBC and the Seller, shall establish and implement a system (the “Tracking System”), to be recorded in writing, for verifying deliveries of Eligible Energy at the POI, which may include e-tagging. Notwithstanding any other provision of this EPA and in the absence of any manifest error in the Tracking System, in the event of any inconsistency between the quantity of Eligible Energy verified by the Tracking System and the Metered Energy, the Tracking System will govern.
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10. STATEMENTS AND PAYMENT
10.1 Statements -
(a)	Subject to the provisions of Articles 4 and 5 of Appendix 3, in each month after the month in which Pre-COD Energy is first delivered to the Buyer, the Seller shall, by the 15th day of the month, deliver to the Buyer a statement prepared by the Seller for the preceding month. The statement must comply with Articles 4 and 5 of Appendix 3 and any billing guideline issued by the Buyer pursuant to section 10.4 and must indicate, among other things, (i) the amount of Test Energy and/or Eligible Energy, (ii) the price payable for the Test Energy and/or Eligible Energy, (iii) any LDs payable by the Seller to the Buyer, (iv) any Auxiliary Fuel Overage Credit, (v) any Avoidable Costs, and (vi) any Final Amounts owing by either Party to the other Party, and set out in reasonable detail the manner by which the statement and the amounts shown thereon were computed. To the extent not previously delivered pursuant to the requirements of this EPA, the statement must be accompanied by sufficient data to enable the Buyer, acting reasonably, to satisfy itself as to the accuracy of the statement.

(b)	Either Party may give notice to the other Party of an error, omission or disputed amount on a statement within 36 months after the statement was first issued together with reasonable detail to support its claim. After expiry of that 36 month period, except in the case of wilful misstatement or concealment, amounts on a previously issued statement shall be deemed to be accurate and amounts which were omitted shall be deemed to be nil, other than amounts disputed in accordance with this subsection 10.1(b) within the 36 month period, which shall be resolved in accordance with this EPA.
10.2 Payment -
(a)	Within 30 days after receipt of a statement delivered pursuant to subsection 10.1(a) and subject to sections 10.5 and 14.6, the Buyer shall pay to the Seller the amount set out in the statement, except to the extent the Buyer in good faith disputes all or part of the statement by notice to the Seller in compliance with subsection 10.1(b). If the Buyer disputes any portion of a statement, the Buyer must nevertheless pay the undisputed net amount payable by the Buyer pursuant to the statement.

(b)	Any amount required to be paid in accordance with this EPA, but not paid by either Party when due, shall accrue interest at an annual rate equal to the Prime Rate plus 2%, compounded monthly. Any disputed amount that is found to be payable shall be deemed to have been due within 30 days after the date of receipt of the statement which included or should have included the disputed amount.
10.3 Taxes — All dollar amounts in this EPA do not include any value added, consumption, commodity or similar taxes applicable to the purchase by the Buyer of the Test Energy or the Eligible Energy, including GST and PST, which, if applicable, shall be borne by the Buyer and added to each statement.
10.4 Billing Guideline — The Seller shall comply with any reasonable written billing guideline, including any requirements with respect to the form of statements pursuant to section 10.1, issued by the Buyer, provided that any such billing guideline shall not vary the express terms of this EPA. If there is any conflict between a billing guideline and this EPA, this EPA shall govern.
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10.5 Set-off — If the Buyer and the Seller each owe the other an amount under this EPA in the same month, then such amounts with respect to each Party shall be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed, provided that:
(a)	this section 10.5 applies only to:
(i)	any purchase price for Test Energy and/or Eligible Energy owing by the Buyer to the Seller;

(ii)	any LDs owing by the Seller to the Buyer;

(iii)	any amount owing by the Seller to the Buyer under Article 5 of Appendix 3;

(iv)	any Termination Payment or Final Amount owing by either Party to the other Party; and

(v)	any amount owing by the Seller to the Buyer in respect of any Auxiliary Fuel Overage Credit; and
(b)	no LD, Termination Payment or Final Amount shall be added to or deducted from the price owing by the Buyer to the Seller for Eligible Energy unless the LD, Termination Payment or Final Amount remains unpaid 15 days after the Party owed the LD, Termination Payment or Final Amount gives notice to the other Party. For greater certainty, this subsection (b) does not apply to any amount owing by the Seller to the Buyer under Article 5 of Appendix 3.
Except as otherwise expressly provided herein, each Party reserves all rights, counterclaims and other remedies and defences which such Party has or may be entitled to arising from or related to this EPA.
11. INSURANCE/DAMAGE AND DESTRUCTION
11.1 Insurance — The Seller shall, by the date specified in section 4.1 for the commencement of the Project activities necessary to construct the Incremental Seller’s Plant, obtain, maintain and pay for (i) policies of commercial general liability insurance with a per occurrence limit of liability not less than $10,000,000 applicable to the Mill separate from all other projects and operations of the Seller, and (ii) Construction Insurance and, in respect of the Seller’s Plant, property insurance, with limits of liability and deductibles consistent with those a prudent owner of a facility similar to the Seller’s Plant would maintain and those the Facility Lender requires. All commercial general liability policies must include the Buyer, its directors, officers, employees and agents as additional insureds and must contain a cross liability and severability of interest clause. All policies of insurance must be placed with insurers that have a minimum rating of A- (or equivalent) by A.M. Best Company and are licensed to transact business in the Province of British Columbia and must be endorsed to provide to the Buyer 30 days’ prior written notice of cancellation, non-renewal or any material amendment that results in a reduction in coverage. The Seller shall give the Buyer a copy of the insurance certificate(s) for the insurance required to be maintained by the Seller under this section 11.1 not more than 30 days after the effective date of coverage and immediately upon renewal thereafter. The Seller shall be responsible for the full amount of all deductibles under all insurance policies required to be maintained by the Seller under this section 11.1.
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11.2 Damage or Destruction of the Seller’s Plant -
(a)	Major Damage - If the Seller’s Plant suffers Major Damage caused by Force Majeure in respect of which the Seller has invoked Force Majeure in accordance with Article 12, then the Seller may at its option exercisable by notice to the Buyer within 120 days after the occurrence thereof, either (i) proceed diligently and expeditiously to repair the Major Damage and restore the Seller’s Plant to at least the condition in which it was in immediately prior to the Major Damage and resume deliveries of Energy hereunder, or (ii) terminate this EPA, and in that event, the provisions of section 16.3 and subsection 16.5(c) apply. If the Seller fails to give notice exercising its option within such 120-day period, it shall be deemed to have exercised the option described in (i) above. Nothing in this section 11.2 limits the rights of either Party to terminate this EPA under any other section of this EPA.

(b)	Non-Major Damage - If the Seller’s Plant is damaged or destroyed, in whole or in part, by any cause or peril, then, except in the case of Major Damage caused by Force Majeure in respect of which the Seller has invoked Force Majeure in accordance with Article 12, the Seller shall within 30 days after the date of the damage or destruction provide notice to the Buyer setting out the date by which the Seller, acting reasonably, can resume delivering Energy to the Buyer which date shall be not more than 365 days after the date of occurrence of the damage or destruction. The Seller shall diligently and expeditiously repair the Seller’s Plant and restore the same to at least the condition in which it was immediately prior to the damage or destruction and shall complete such work not later than the date specified in the notice delivered by the Seller to the Buyer under this subsection 11.2(b).

(c)	Extension of Term - Provided the Seller complies with its obligations under this section 11.2, the Term shall be extended by the number of days from the date of the event of damage or destruction to the date on which the Seller resumes delivering Energy to the Buyer.
12. FORCE MAJEURE
12.1 Invoking Force Majeure and Notice -
(a)	Neither Party shall be in breach or default as to any obligation under this EPA if that Party is unable to perform that obligation due to an event or circumstance of Force Majeure, of which notice is given as required in this section 12.1. Subject to any limitations expressly set out in this EPA, the time for performance of such obligation shall be extended by the number of days that Party is unable to perform such obligation as a result of the event or circumstance of Force Majeure of which notice is so given.

(b)	If there is a Force Majeure preventing a Party from performing an obligation under this EPA, that Party shall promptly notify the other Party of the Force Majeure. The notice must identify the nature of the Force Majeure, its expected duration and the particular obligations affected by the Force Majeure. The affected Party shall provide reports to the other Party with respect to the Force Majeure at such intervals as the other Party may reasonably request while the Force Majeure continues. A Party shall be deemed to have invoked Force Majeure from the later of:
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(i)	the date when that Party gives notice of the Force Majeure in accordance with this subsection 12.1(b); and

(ii)	if such date is not a Business Day, the next following Business Day;
provided that if such notice is given by 17:00 PPT on the first Business Day following the later of:
(iii)	the day on which the Force Majeure occurs; and

(iv)	the day when the Party knew, or reasonably ought to have known, of the occurrence of the Force Majeure;
the Party shall be deemed to have invoked Force Majeure from the date on which the event of Force Majeure occurred. The Party invoking Force Majeure shall promptly respond to any inquiry from the other Party regarding the efforts being undertaken to remove the Force Majeure. The Party invoking Force Majeure shall give prompt notice of the end of the Force Majeure.
12.2 Exclusions — A Party may not invoke Force Majeure:
(a)	for any economic hardship, or for lack of money, credit or markets;

(b)	if the Force Majeure is the result of a breach by the Party seeking to invoke Force Majeure of a Permit or of any applicable Laws;

(c)	for a mechanical breakdown or control system hardware or software failure, unless the Party seeking to invoke Force Majeure can demonstrate that the breakdown or failure was caused by a latent defect in the design or manufacture of the equipment, hardware or software, which could not reasonably have been identified by normal inspection or testing of the equipment, hardware or software;

(d)	if the Force Majeure was caused by a breach of, or default under, this EPA or a wilful or negligent act or omission by the Party seeking to invoke Force Majeure;

(e)	for any acts or omissions of third Persons, including any Affiliate of the Seller, or any vendor, supplier, contractor or customer of a Party, but excluding Governmental Authorities, unless such acts or omissions are themselves excused by reason of Force Majeure as defined in this EPA;

(f)	for any disconnection of the Seller’s Plant from the Fortis System, or the Fortis System from the Transmission System, or any outage on the Fortis System, or any Transmission System Outage; or

(g)	based on the cost or unavailability of Fuel for any reason, including natural causes, unless transport of the Fuel to the Seller’s Plant is prevented by an event or circumstance that constitutes Force Majeure as defined in this EPA.
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13. LIQUIDATED DAMAGES
13.1 COD Delay — If the Seller’s Plant fails to achieve COD by the Guaranteed COD plus Force Majeure Days, the Seller shall pay COD Delay LDs to the Buyer calculated in the same manner as for LDs under section 13.2 until the Buyer’s right to terminate this EPA arises under subsection 16.1(b), whether or not such right is exercised. The Seller shall pay any COD Delay LDs owing by the Seller to the Buyer in respect of the immediately preceding Season on the 30th day after the last day of the Season. If the commencement date for COD Delay LDs under this section 13.1 is any day other than the first day of a Season, the Seasonally Firm Energy Amount for that Season will be prorated based on the number of days remaining in the Season from and after the commencement date for COD Delay LDs.
13.2 Delivery Shortfalls (Seasonal) — If in any complete Season after the expiry of four consecutive complete Seasons following COD, the Delivered Eligible Energy (as defined in this section 13.2) in that Season is less than the Seasonally Firm Energy Amount for that Season, the Seller shall pay LDs to the Buyer calculated as follows:
LD Amount = (LD Factor * (Designated SFE Amount – Delivered Eligible Energy) * (1-L)) – Capacity LD Factor

where:
(a)	“Capacity LD Factor” means the lesser of:
(i)	LDs owing and paid by the Seller to the Buyer pursuant to section 13.3, where the delivery shortfall associated with such LDs occurs in the relevant Season; and

(ii)	LD Factor * (Designated SFE Amount – Delivered Eligible (Energy) * (I-L);
(b)	“Designated SFE Amount” means (i) the Seasonally Firm Energy Amount for the relevant Season minus (ii) an amount equal to the Seasonally Firm Energy Amount for the relevant Season, divided by the number of minutes in that Season, multiplied by the number of minutes in the Season for which the Seller is excused under subsection 7.7(a) from the obligation to deliver Energy;

(c)	“Delivered Eligible Energy” means in each Season the amount of Eligible Energy determined pursuant to subsection (i) of the definition of Eligible Energy for that Season, but excluding any Energy delivered after the start time and prior to the end time for an Authorized Planned Outage as set out in the notice with respect to the Authorized Planned Outage under section 6.3;

(d)	“L” or “Losses” has the meaning given in Appendix 3;

(e)	“LD Factor” = the greater of: (i) A and (ii) Mid-C Price – [(EFEP * STDF)/(1-L)]
where:

“A” = $5.00/MWh * (CPIJan 1, N/CPIJan 1, 2008);

“N” = the year for which “A” is being calculated;
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“EFEP” or “Escalated Firm Energy Price” has the meaning given in Appendix 3;

“STDF” or “Seasonal Time of Delivery Factor” means the time-weighted average of the TDFs based on Peak Hours, Super-Peak Hours and Off-Peak Hours for each month in the Season;

“TDF” or “Time of Delivery Factor” has the meaning given in Appendix 3; and

“Mid-C Price” = [(the number of On-Peak Hours in the Season * the simple average of the Dow Jones Mid-C Daily Firm On-Peak Index in the Season) + (the number of Off-Peak Hours in the Season * the simple average of the Dow Jones Mid-C Daily Firm Off-Peak Index in the Season)] / the total number of hours in the Season;
where:

each of the Dow Jones Mid-C Daily Firm On-Peak Index and the Dow Jones Mid-C Daily Firm Off-Peak Index shall be expressed in US$/MWh and converted to Canadian dollars using the average Bank of Canada Daily “noon rate” for the Season in which the delivery shortfall occurred.
Any LDs owing by the Seller to the Buyer pursuant to this section 13.2 shall be payable on the 15th day of the first month following the end of the Season in which the delivery shortfall occurred.
13.3 Capacity Call Delivery Shortfalls (Hourly) — If in any hour after the first anniversary of COD, the Delivered Hourly Eligible Energy (as defined in this section 13.3) in that hour is less than the Capacity Call Amount for that hour, the Seller shall pay LDs to the Buyer calculated as follows:
Capacity LD Amount = LD Factor * (Designated CC Amount – Delivered Hourly Eligible Energy) * (1-L)

where:
(a)	“Designated CC Amount” means (i) the Capacity Call Amount for the relevant hour minus (ii) an amount equal to the Capacity Call Amount for the relevant hour, divided by 60 minutes multiplied by the number of minutes in the hour for which the Seller is excused under subsection 7.7(a) from the obligation to deliver Energy;

(b)	“Delivered Hourly Eligible Energy” means in each hour the amount of Hourly Eligible Energy determined pursuant to subsection (i) of the definition of Hourly Eligible Energy for that hour, but excluding any Energy delivered after the start time and prior to the end time for an Authorized Planned Outage as set out in the notice with respect to the Authorized Planned Outage under section 6.3;

(c)	“L” or “Losses” has the meaning given in Appendix 3;

(d)	“LD Factor” = the greater of: (i) A and (ii) Mid-C Price – [(EFEP * TDF)/(1-L) — HFC * (CPIJan 1, N/CPIJan 1, 2008)]

where:
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“A” = $5.00/MWh * (CPIJan 1, N/CPIJan 1, 2008);

“N” = the year for which “A” is being calculated;

“EFEP” or “Escalated Firm Energy Price” has the meaning given in Appendix 3;

“TDF” or “Time of Delivery Factor” has the meaning given in Appendix 3;

“HFC” or “Hourly Firm Credit” means the applicable $/MWh from the Hourly Firm Credit Table set forth in section 13.4; and

“Mid-C Price” means:
(i)	For Off-Peak Hours, the Dow Jones Mid-C Daily Firm Off-Peak Index;

(ii)	For Peak Hours, the Dow Jones Mid-C Daily Firm On-Peak Index multiplied by the quotient of the Peak TDF for the relevant month divided by the On-Peak TDF for the same month; and

(iii)	For Super-Peak Hours, the Dow Jones Mid-C Daily Firm On-Peak Index multiplied by the quotient of the Super-Peak TDF for the relevant month divided by the On-Peak TDF for the same month.

where:

each of “Peak TDF”, “Super-Peak TDF” and “On-Peak TDF” has the meaning given in Appendix 3; and

each of the Dow Jones Mid-C Daily Firm On-Peak Index and the Dow Jones Mid-C Daily Firm Off-Peak Index shall be expressed in US$/MWh and converted to Canadian dollars using the Bank of Canada Daily “noon rate” for the day in which the delivery shortfall occurred.
Any LDs owing by the Seller to the Buyer pursuant to this section 13.3 shall be payable on the 15th day of the month following the month in which the delivery shortfall occurred.
13.4 Hourly Firm Credit Table — The “Hourly Firm Credit Table” is as follows, where each value is shown in $/MWh (in January 1, 2008 dollars):

	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sep.	Oct.	Nov.	Dec.
Super-Peak	20.0	13.3	4.0	2.1	0.0	0.0	2.0	4.0	4.1	4.0	8.3	20.0
Peak	20.0	13.3	4.0	2.1	0.0	0.0	2.0	4.0	4.1	4.0	8.3	20.0
Off-Peak	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
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13.5 Exclusive Remedies for Buyer — Except in the case of Deliberate Breach, payment by the Seller of the LDs in this Article 13 is the exclusive remedy to which the Buyer is entitled for:
(a)	the Seller’s failure to achieve COD by the Guaranteed COD;

(b)	the Seller’s failure to deliver the Seasonally Firm Energy Amount;

(c)	the Seller’s failure, during the duration of a Capacity Call, to deliver Hourly Eligible Energy in each hour in an amount equal to the Capacity Call Amount; and

(d)	any other failure to comply with section 7.2, subsection 7.11(c) or subsection 6.2(b);
provided that the foregoing does not limit or otherwise affect any right to receive interest on LDs, any right to terminate this EPA, or any right to receive a Termination Payment, in each case as expressly set out in this EPA, or the exercise of any other right or remedy expressly set out in this EPA, including any rights under section 10.5, or Article 14, or any right to apply any invoice adjustments in accordance with Appendix 3.
13.6 Exclusive Remedies for Seller — The Seller’s exclusive remedy for the Buyer’s failure to take or pay for Eligible Energy is the right to recover the price payable by the Buyer for Eligible Energy pursuant to Appendix 3 and any interest on any such amount owing by the Buyer to the Seller, provided that the foregoing does not limit or otherwise affect any right to terminate this EPA, any rights under section 10.5, or any right to receive a Termination Payment expressly set out in this EPA.
13.7 Limits of Liability — Except in the case of Deliberate Breach, in each year the Seller’s liability for damages for all breaches of, or defaults under, this EPA in that year is limited to an amount equal to 200% of the required amount of the Performance Security for the relevant year, provided that the foregoing does not apply to:
(a)	any invoice credit owing by the Seller under Appendix 3;

(b)	any liability under section 20.1;

(c)	interest on any amount owing under this EPA;

(d)	any payment commitment of the Seller for incremental costs pursuant to section 4.5, 5.7 or 6.6;

(e)	any right to receive a Termination Payment expressly set out in this EPA; and

(f)	any other provision in this EPA that is expressly excluded from the limit of liability in this section 13.7.
13.8 Consequential Damages — Neither Party shall be liable to the other Party for any special, incidental, exemplary, punitive or consequential damages with respect to, arising out of, relating to or in any way connected with a Party’s performance or non-performance under this EPA.
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14. PERFORMANCE AND INTERCONNECTION SECURITY
14.1 Delivery -
(a)	The Parties acknowledge that the Seller has delivered the Performance Security to the Buyer concurrently with execution and delivery of this EPA. The Seller shall maintain the Performance Security until the time provided in subsection 14.2(a), and shall amend or replace the Performance Security to ensure that the Performance Security at all times complies with (i) the requirements set forth in the definition of Performance Security in Appendix 1, and (ii) the requirement set forth in subsection 7.9(c).

(b)	The Seller shall deliver the Interconnection Security to the Buyer by not later than 15 days after written request from the Buyer. The Seller shall maintain such Interconnection Security until the time provided in subsection 14.2(b), and shall amend or replace the Interconnection Security to ensure that the Interconnection Security complies at all times with (i) the requirements set forth in the definition of Interconnection Security in Appendix 1, and (ii) the requirements of any conditional consent given under sections 4.5, 5.7 and 6.6.

(c)	The Performance Security and the Interconnection Security do not limit the Seller’s liability in respect of any breach of, or default under, this EPA.
14.2 Return -
(a)	The Buyer shall return or release the Performance Security to the Seller, without deduction, other than prior deductions, if any, properly made hereunder on the earlier of:
(i)	in the case of termination of this EPA under section 3.1, by the date specified in subsection 3.5(a); or

(ii)	30 Business Days after the later of (I) termination of this EPA under subsection 11.2(a), section 16.1 or section 16.2, and (II) discharge of all obligations and liabilities of the Seller to the Buyer under this EPA.
(b)	The Buyer shall return or release the Interconnection Security to the Seller, without deduction, other than prior deductions, if any, properly made hereunder on the earlier of:
(i)	the Five-Year Anniversary;

(ii)	the end of any four consecutive complete Seasons following COD in which the Seller has delivered an amount of Firm Energy not less than 95% of the Annual Firm Energy Amount for that four Season period, provided that for the purposes of this subsection 14.2(b)(ii), “Firm Energy” in any applicable period shall be deemed to include:
(I)	deemed Eligible Energy pursuant to section 7.8 that would have constituted Firm Energy if actually delivered; and
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(II)	all other amounts of Firm Energy that could have been generated and delivered to the Buyer during that period but for the Seller being excused under subsection 7.7(a) from its obligations under section 7.2; and
(iii)	30 Business Days after the later of (I) termination of this EPA under subsection 11.2(a), section 16.1 or section 16.2, and (II) discharge of all obligations and liabilities of the Seller to the Buyer under subsection 14.3(b).
14.3 Enforcement -
(a)	In the case of Performance Security, if:
(i)	the Seller fails to pay any Final Amount owing by the Seller to the Buyer; or

(ii)	the Seller fails to pay any LDs owing by the Seller to the Buyer; or

(iii)	the Seller fails to pay any Termination Payment owing by the Seller to the Buyer, and, in each case, the Seller fails to cure such failure to pay within 15 days after notice from the Buyer to the Seller, then the Buyer may enforce the Performance Security and apply the proceeds thereof on account of amounts owing to the Buyer in respect of any or all of the foregoing.

(b)	In the case of Interconnection Security, if the Seller fails to pay any amounts owing by the Seller under commitments given pursuant to section 4.5, 5.7 or 6.6, or under section 16.7, and, in each case, the Seller fails to cure such failure to pay within 15 days after notice from the Buyer to the Seller, then the Buyer may enforce the Interconnection Security and apply the proceeds thereof on account of the amounts owing to the Buyer in respect of any or all of the foregoing.
14.4 Form — The Seller shall maintain each of the Performance Security and the Interconnection Security in the form of a letter of credit that is:
(a)	issued or advised by a branch in Canada of a financial institution having a credit rating not less than Standard & Poor’s A-, Moody’s A3 or Dominion Bond Rating Service A (low) and if such credit rating agencies publish differing credit ratings for the same financial institution, the lowest credit rating of any of the credit rating agencies shall apply for purposes of this section 14.4;

(b)	in the form set out in Appendix 7, or in such other form to which the Buyer may consent; and

(c)	for a term of not less than one year and providing that it is renewed automatically, unless the issuing or confirming financial institution advises otherwise by the date specified in Appendix 7.
14.5 Replenishment — If the Buyer draws on the Performance Security, as permitted hereunder, then the Seller shall within 3 Business Days after such draw provide additional security in the form specified in section 14.4 sufficient to replenish or maintain the aggregate amount of the Performance Security at the amount required hereunder.
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14.6 Right to Withhold Payment — If the Seller has failed to maintain the Performance Security or the Interconnection Security in the amount required hereunder, subject, in the case of the Performance Security, to the cure period specified in section 14.5, the Buyer shall be entitled to withhold payment of any amount owing by the Buyer to the Seller under this EPA until 5 days after the date when the Seller has delivered the required amount of Performance Security or the Interconnection Security, as the case may be, to the Buyer. Any amounts withheld by the Buyer in accordance with this section 14.6 shall not bear interest.
14.7 Letter of Credit Failure — The Buyer shall be entitled to enforce the Performance Security or the Interconnection Security in the event of a Letter of Credit Failure and the Buyer shall be entitled to hold the proceeds of such enforcement until such time as the Seller delivers replacement Performance Security or Interconnection Security, as the case may be, in the amount and in the form required under this EPA. Upon receipt of such replacement security, the Buyer shall return the proceeds of enforcement of the original Performance Security or Interconnection Security, as the case may be, to the Seller without interest after deducting any amounts the Buyer is entitled to deduct under this EPA. The Seller shall notify the Buyer promptly of any Letter of Credit Failure.
15. SUSPENSION
15.1 Buyer Suspension — If a Buyer Termination Event occurs and is continuing, the Buyer may, upon notice to the Seller, suspend performance and payment by the Buyer under this EPA, provided that:
(a)	the suspension may not continue for longer than 90 days;

(b)	the suspension shall not affect the obligations of the Buyer or the Seller to pay any amount owing by it to the other in respect of performance of, or failure to perform, obligations under this EPA prior to the date of suspension by the Buyer; and

(c)	the suspension shall not limit any right the Buyer may have under this EPA to terminate this EPA as a result of the occurrence of the Buyer Termination Event.
15.2 Seller Suspension — If a Seller Termination Event occurs and is continuing, the Seller may, upon notice to the Buyer, suspend performance by the Seller under this EPA, provided that the suspension shall not affect the obligations of the Seller or the Buyer to pay any amount owing by it to the other in respect of performance of, or failure to perform, the Seller’s obligations under this EPA prior to the date of suspension by the Seller. The suspension shall not limit any right the Seller may have under this EPA to terminate this EPA as a result of the occurrence of the Seller Termination Event.
15.3 Resuming Deliveries — The non-defaulting Party’s right to suspend performance pursuant to this Article 15 shall cease when the defaulting Party has demonstrated to the satisfaction of the non-defaulting Party, acting reasonably, that the defaulting Party has cured the cause for the suspension.
16. TERMINATION
16.1 Termination by the Buyer — In addition to any other right to terminate this EPA expressly set out in any other provision of this EPA, the Buyer may terminate this EPA, by notice to the Seller if:
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(a)	the Seller has failed to obtain all Material Permits on or before the date that is the earlier of:
(i)	Guaranteed COD; and

(ii)	the third anniversary of the Effective Date;
provided that the Buyer may terminate this EPA under this provision only if the Buyer delivers a termination notice before the date on which the Seller has secured all Material Permits, and if the Seller has not already delivered a notice of termination under subsection 16.2(a);

(b)	COD does not occur by Guaranteed COD plus 365 days plus all Force Majeure Days (not exceeding 180 Force Majeure Days), provided that if the Seller can demonstrate on or before such date by clear and convincing evidence acceptable to the Buyer, acting reasonably, that construction of the Incremental Seller’s Plant and the integration of the Incremental Seller’s Plant into the Seller’s Plant is 80% complete by such date, the Buyer may terminate this EPA under this provision, by notice to the Seller, only if the Seller fails to achieve COD within a further 180 days plus any further Force Majeure Days (not exceeding 180 Force Majeure Days) after such date, and provided further that the Buyer shall be entitled to terminate this EPA under this provision only if the Buyer delivers a termination notice before COD;

(c)	either Party has received a notice from the other Party invoking Force Majeure and the Force Majeure has not been terminated by the date that is 730 days after the date of notice invoking Force Majeure, provided that the Buyer may terminate this EPA under this provision only if the Buyer delivers a termination notice before the end of the Force Majeure;

(d)	a Transmission System Outage that is directly caused by a Force Majeure has persisted continuously for 730 or more days after the commencement of Force Majeure, provided that the Buyer may terminate this EPA under this provision only if the Buyer delivers a termination notice before the end of such Transmission System Outage; or

(e)	a Buyer Termination Event occurs.
Any termination pursuant to this section 16.1 shall be effective immediately upon delivery of the notice of termination to the Seller.
16.2 Termination by the Seller — In addition to any other right to terminate this EPA expressly set out in any other provision of this EPA, the Seller may terminate this EPA by notice to the Buyer if:
(a)	the Seller, after using commercially reasonable efforts, has failed to obtain all Material Permits on terms satisfactory to the Seller, acting reasonably, on or before the date that is the earlier of:
(i)	180 days before the Guaranteed COD; and

(ii)	the second anniversary of the Effective Date;
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provided that if the Seller has not given notice of termination pursuant to this subsection 16.2(a) by the date that is 15 days after the Seller’s right to terminate arises under this subsection 16.2(a), the Seller shall be deemed to have elected not to terminate this EPA and may not thereafter terminate this EPA under this subsection 16.2(a);

(b)	either Party has received a notice from the other Party invoking Force Majeure and the Force Majeure has not been terminated by the date that is 730 days after the date of notice invoking Force Majeure, provided that the Seller shall be entitled to terminate this EPA under this provision only if the Seller delivers a termination notice before the end of the Force Majeure;

(c)	a Transmission System Outage that is directly caused by a Force Majeure has persisted continuously for 730 or more days after the commencement of Force Majeure, provided that the Seller may terminate this EPA under this provision only if the Seller delivers a termination notice before the end of such Transmission System Outage; or

(d)	a Seller Termination Event occurs.
Any termination pursuant to this section 16.2 shall be effective immediately upon delivery of the notice of termination to the Buyer.
16.3 Effect of Termination — Upon expiry of the Term or if this EPA is terminated pursuant to section 3.1, subsection 11.2(a) or this Article 16:
(a)	the Parties may pursue and enforce any rights and remedies permitted by law or equity in respect of any prior breach or breaches of this EPA, and may enforce any liabilities and obligations that have accrued under this EPA prior to the expiry of the Term or the date of termination, including any claims by the Buyer for amounts that would have been payable by the Seller under commitments given pursuant to any of section 4.5, 5.7 or 6.6 but for the expiry or termination of this EPA, subject to any express restrictions on remedies and limitations or exclusions of liability set out in this EPA; and

(b)	(i) with respect to a termination under section 3.1 only, both Parties shall remain bound by (I) Article 20, Article 21 and section 22.6, and (II) sections 3.3 (if applicable), 3.5, 14.2 and 14.3, in respect of the satisfaction of residual obligations specified to arise on termination only;
(i)	upon expiry of the Term or upon any termination other than a termination under section 3.1:
(A)	both Parties shall remain bound by: (I) Article 10 in respect of any final billing and resolution of disputed amounts only; (II) Article 14 and Article 16, in respect of the satisfaction of residual obligations specified to arise on termination only; (III) Article 20, Article 21 and section 22.6; and (IV) Article 8 with respect only to Environmental Attributes associated with Eligible Energy delivered prior to termination of this EPA; and
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(B)	the Seller shall remain bound by: (I) section 6.4; and (II) for a period of 36 months following expiry of the Term or termination of this EPA, Article 18, with respect to Records only, and, in all such cases, both Parties shall remain bound by any other provisions necessary for the interpretation and enforcement of the foregoing provisions.
16.4 Payment on Termination by the Buyer -
(a)	If the Buyer terminates this EPA under subsection 16.1(a), 16.1(b) or 16.1(e), the Seller shall pay to the Buyer an amount equal to the lesser of:
(i)	the then required amount of the Performance Security; and

(ii)	an amount equal to the positive amount, if any, by which the Buyer’s Economic Losses and Costs exceed the aggregate of the Buyer’s Gains.
(b)	If the Buyer terminates this EPA under subsection 16.1(c) or 16.1(d), no Termination Payment is payable by either Party to the other, except as set out in section 16.7.
16.5 Payment on Termination by the Seller -
(a)	If the Seller terminates this EPA under subsection 16.2(a), the Seller shall pay to the Buyer an amount equal to $2.50/MWh multiplied by the Annual Firm Energy Amount and any amount payable under section 16.7.

(b)	If the Seller terminates this EPA under subsection 16.2(b) or 16.2(c), no Termination Payment is payable by either Party to the other, except as set out in section 16.7.

(c)	If the Seller terminates this EPA under subsection 11.2(a), no Termination Payment is payable by the Seller to the Buyer, except as set out in section 16.7.

(d)	If the Seller terminates this EPA under subsection 16.2(d) prior to COD, the Buyer shall pay to the Seller an amount equal to:
(i)	115% of the Development Costs; less

(ii)	the Net Realizable Value of the Project Assets that comprise the Incremental Seller’s Plant (the “Incremental Project Assets”), where “Net Realizable Value” means the amount that the Seller receives, or could reasonably be expected to receive, after the exercise of commercially reasonable efforts, from a disposition of the Incremental Project Assets, net of transaction costs, as of the date of termination.
(e)	If the Seller terminates this EPA under subsection 16.2(d) on or after COD, the Buyer shall pay to the Seller an amount equal to the positive amount, if any, by which the Seller’s Economic Losses and Costs exceed the Seller’s aggregate Gains.
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16.6 Calculation of Gains, Economic Losses and Costs — For the purposes of calculating the Gains, Economic Losses and Costs of a Party that is terminating this EPA (the “Terminating Party”) pursuant to subsection 16.4(a)(ii) or 16.5(e), the following conditions shall apply:
(a)	The Terminating Party’s Gains, Economic Losses and Costs shall be determined by comparing the value of the remaining Term, contract quantities and price payable under this EPA had it not been terminated to the relevant market prices for equivalent quantities for the remaining Term either quoted by a bona fide arm’s length third Person or which are reasonably expected to be available in the market under a replacement contract for this EPA. Market prices shall be adjusted for differences between the product subject to the market prices and a product, inclusive of Environmental Attributes, equivalent to that specified under this EPA available from a generator meeting the eligibility requirements set forth in section 14 of the RFP, including with respect to quantity, place of delivery and length of term and each element of those eligibility requirements.

(b)	The Terminating Party shall not be required to enter into a replacement transaction in order to determine the amount payable by the other Party.

(c)	The Terminating Party shall determine the amount of any Termination Payment owed by the other Party, and shall notify the other Party of such amount and provide reasonable particulars with respect to its determination within 120 days after the effective date of termination of this EPA, failing which the Terminating Party shall not be entitled to any Termination Payment under such section.

(d)	If the Terminating Party’s aggregate Gains exceed its aggregate Economic Losses and Costs, if any, resulting from the termination of this EPA, the amount of the Termination Payment shall be zero.

(e)	The Terminating Party’s Gains, Economic Losses and Costs shall be discounted to the date of termination of this EPA using the Present Value Rate applicable at the date of termination of this EPA.

(f)	In this Article 16:
(i)	“Costs” means brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred, or that would reasonably be expected to be incurred, by the Terminating Party in entering into new arrangements which replace this EPA, and legal fees, if any, incurred in connection with enforcing the Terminating Party’s rights under this EPA;

(ii)	“Economic Losses” means an amount equal to the present value of the economic loss, exclusive of Costs, if any, to the Terminating Party resulting from the termination of this EPA, determined in a commercially reasonable manner; and

(iii)	“Gains” means an amount equal to the present value of the economic benefit, exclusive of Costs, if any, to the Terminating Party resulting from the termination of this EPA, determined in a commercially reasonable manner.
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16.7 Interconnection Costs Payable on Termination - If this EPA is terminated under section 11.2, 16.1 or 16.2, but excluding any termination under subsection 16.2(d), the Seller shall pay to the Buyer within 30 days after delivery by the Buyer of an invoice, the sum of the following amounts:
(a)	if notice of termination is given before the Five-Year Anniversary, an amount equal to:
INU Costs * [1 – (X/60)]
where:
“INU Costs” means all reasonable costs incurred or committed by the Transmission Authority and/or the Buyer for design, engineering, construction and commissioning of Interconnection Network Upgrades;

X means the number of months, prorated for any portion of a month, from COD to the date on which notice of termination of this EPA is given; and
(b)	all reasonable incremental costs payable by the Seller pursuant to any commitment given pursuant to section 4.5, 5.7 or 6.6, less any such costs paid by the Seller.
16.8 Termination Payment Date — A Party required to make a Termination Payment to the other Party shall, except in the case of a Termination Payment payable pursuant to subsection 16.4(a), 16.5(d) or 16.5(e), pay the Termination Payment within 30 Business Days after the effective date of termination of this EPA. The Seller shall pay any Termination Payment owing by the Seller pursuant to subsection 16.4(a), or the Buyer shall pay any Termination Payment owing by the Buyer pursuant to subsection 16.5(d) or (e), in either case within 30 Business Days after the date of delivery of an invoice by the payee. At the time for payment of the Termination Payment, each Party shall pay to the other Party all additional amounts payable by it pursuant to this EPA, but all such amounts shall be netted and aggregated with any Termination Payment.
16.9 Exclusive Remedies -
(a)	Termination under Section 3.1 - Subject to section 16.3, the payments and actions contemplated by sections 3.3 and 3.5 are the exclusive remedies to which the Parties are entitled for termination of this EPA pursuant to section 3.1.

(b)	Termination under Section 16.1 - Except in the case of Deliberate Breach or as otherwise expressly set out in this EPA, and subject to section 16.3:
(i)	payment by the Seller of the Termination Payment and any payment payable under section 16.7 is the exclusive remedy to which the Buyer is entitled for termination of this EPA pursuant to subsection 16.1(a), (b) or (e); and

(ii)	payment by the Seller of any amount payable pursuant to section 16.7 is the exclusive remedy to which the Buyer is entitled for termination of this EPA pursuant to subsection 16.1(c) or 16.1(d).
(c)	Termination under Subsection 16.2(a) – Subject to section 16.3, payment by the Seller of the Termination Payment and any amount payable under section 16.7 is the exclusive
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remedy to which the Buyer is entitled for termination of this EPA pursuant to subsection 16.2(a).
(d)	Termination under Section 11.2, or Subsection 16.2(b) or 16.2(c) – Subject to section 16.3, payment by the Seller of any amount payable under section 16.7 is the exclusive remedy to which the Buyer is entitled for termination of this EPA pursuant to section 11.2, or subsection 16.2(b) or 16.2(c).

(e)	Termination under Subsection 16.2(d) – Subject to section 16.3, payment by the Buyer of the Termination Payment is the exclusive remedy to which the Seller is entitled for termination of this EPA pursuant to subsection 16.2(d).
17. ASSIGNMENT
17.1 Assignment — A Party (which in the case of the Seller, includes the General Partner) may not assign or dispose of this EPA or any direct or indirect interest in this EPA, in whole or in part, for all or part of the Term, except:
(a)	with the consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned; or

(b)	to an Affiliate, on notice to, but without the consent of, the other Party, provided that the assignor shall remain liable for the obligations of the assignee under this EPA, unless otherwise agreed in writing by the other Party.
Notice of intent to assign, and where applicable a request for consent to assign, must be given by the assignor to the other Party not less than 30 days before the date of assignment, and, except in the case of assignment to a Facility Lender, must be accompanied by a proposed form of assignment and assumption agreement, and, in the case of an assignment pursuant to subsection 17.1(a), other than to a Facility Lender, evidence of the capability of the assignee as required by subsection 17.2(b). Consent to an assignment to a Facility Lender shall not be given, or be deemed to be given, until full execution and delivery of the agreement contemplated by section 17.3. Any sale or other disposition of the Seller’s Plant that results in the Seller holding less than a 50% interest in the Seller’s Plant, any sale or other disposition of all or any interest of the Seller or the General Partner in this EPA or revenue derived from this EPA, and any mortgage, pledge, charge or grant of a security interest in all or any part of the Seller’s or the General Partner’s ownership interest in the Project Assets and any change of Control, merger, amalgamation or reorganization of the Seller or the General Partner is deemed to be an assignment of this EPA by the Seller or the General Partner for the purpose of this Article 17, including section 17.2, provided that where Control is transferred to an Affiliate or where the Seller or the General Partner merges or amalgamates with an Affiliate or enters into a reorganization with an Affiliate, subsection 17.1(b) shall apply.
17.2 Preconditions to Assignment — Without limiting subsection 17.1(a), any assignment pursuant to section 17.1, other than an assignment to a Facility Lender, is subject to:
(a)	the assignee entering into and becoming bound by this EPA, assuming all the obligations and liabilities of the assignor under this EPA arising both before and after the assignment of this EPA, providing any Performance Security, Interconnection Security, or other security then required under any conditional consent given under section 4.5, 5.7 or 6.6,
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as applicable at the time of assignment and providing the representations and warranties set out in section 19.1 effective as at the time of assignment; and
(b)	except for an assignment under subsection 17.1(b), the assignee demonstrating to the reasonable satisfaction of the other Party its capability (financial, technical and otherwise) to fulfil the obligations of the assignor under this EPA or, in the case of a change of Control, merger, amalgamation or reorganization of the Seller or the General Partner, the parties to that transaction demonstrating to the reasonable satisfaction of the Buyer, the continued ability of the Seller to perform its obligations under this EPA and, in the case only of an assignment of 100% of the assignor’s interest in the Project Assets, the Seller’s Plant, or this EPA or revenue derived from this EPA, upon such demonstration and concurrently with the agreement providing for the assumption of liabilities and obligations and the provision of Performance Security and Interconnection Security and any other security required under subsection 17.2(a), the assignor shall be released from all future obligations and liabilities under this EPA and the Performance Security and Interconnection Security and any other security provided by it shall be returned or released.
17.3 Assignment to Facility Lender — If the Seller seeks consent to assign this EPA to a Facility Lender, the Seller acknowledges that the Buyer is entitled to require, as a condition of the Buyer’s consent to such assignment, that the Seller and the Facility Lender enter into an agreement with the Buyer substantially in the form attached as Appendix 8.
17.4 No Implied Consent to Exercise of Rights — No consent to any assignment given by the Buyer under this Article 17 implies or constitutes a consent to the exercise by the assignee, or any Affiliate of the assignee, whether or not a Facility Lender, of any right if the exercise of that right, at the time it was acquired, would require the consent of the Buyer under this Article 17, and the exercise of any such right shall require the further consent of the Buyer.
17.5 Costs — The assignor shall reimburse the other Party for all costs reasonably incurred by the other Party in connection with an assignment.
17.6 No Assignment Before COD — Notwithstanding subsection 17.1(a), the Seller or the General Partner shall not assign, including any event or action that is deemed under section 17.1 to be an assignment, or otherwise dispose of any interest in this EPA prior to COD, except: (i) to an Affiliate as permitted under subsection 17.1(b); (ii) to a Facility Lender as permitted under subsection 17.1(a) and section 17.3; or (iii) with the prior consent of the Buyer.
18. INSPECTION AND AUDIT
18.1 General Inspection and Audit Rights — For the sole purpose of verifying:
(a)	compliance with this EPA, including verifying (i) the Seller’s compliance with the Fuel Plan, and (ii) that Eligible Energy, excluding Energy generated from Auxiliary Fuel to the extent the use of which is permitted hereunder, qualifies as Clean or Renewable Electricity;

(b)	the portion, if any, of Energy delivered to the Buyer in any Season during the Term that is equal to or less than the Seasonal GBL applicable in that Season;
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(c)	the accuracy of invoices and other statements or calculations delivered by the Seller to the Buyer under this EPA;

(d)	the Seller’s right to rely on any relief claimed by the Seller under this EPA; and

(e)	the Development Costs;
on reasonable prior notice to the Seller, the Seller shall provide the Buyer and the Buyer’s representatives and advisors with prompt access during normal business hours to the Seller’s Plant and to all Records and the Seller shall promptly provide copies of any Records to the Buyer on request by the Buyer at any time. The Buyer and the Buyer’s representatives and advisors may take copies of any Records. The Buyer shall exercise any access under this Article 18 at the Buyer’s cost and in a manner that minimizes disruption to the operation of the Seller’s Plant. Any review, inspection or audit by the Buyer of the Seller’s Plant, its design, construction, operation, maintenance, repair, records or other activities of the Seller may not be relied upon by the Seller, or others, as confirming or approving those matters.
18.2 Inspection and Audit Rights Regarding Environmental Attributes — The Buyer, any Affiliate of the Buyer and any third Person who has entered into a contract with the Buyer or any Affiliate of the Buyer to purchase Environmental Attributes may at any time conduct or have a third Person with the necessary expertise conduct, at the Buyer’s expense, an audit of the Project Assets and Records to verify compliance with the requirements for the Environmental Certification. The Seller shall promptly provide any consents required to enable the Buyer, any Affiliate of the Buyer or any third Person who has entered into a contract with the Buyer to purchase Environmental Attributes to:
(a)	make enquiries with Governmental Authorities concerning the status of compliance by the Seller and the Seller’s Plant with applicable Laws and Permits;

(b)	make enquiries of TerraChoice Environmental Marketing or any other third Person regarding the status of the Environmental Certification; and

(c)	obtain copies of all audits, reviews or inspections conducted by the Seller, TerraChoice Environmental Marketing or any other third Person in connection with the application by the Seller to obtain and maintain the Environmental Certification.
18.3 Consents Regarding Clean or Renewable Electricity — The Seller shall promptly provide to the Buyer any consents required to enable the Buyer to make enquiries with, and obtain information from, any Governmental Authorities concerning the qualification of the output from the Seller’s Plant as Clean or Renewable Electricity.
19. REPRESENTATIONS AND WARRANTIES
19.1 By Seller — The Seller and the General Partner as to itself only, represent and warrant to the Buyer, and acknowledge that the Buyer is relying on those representations and warranties in entering into this EPA, as follows as of the Effective Date:
(a)	Corporate Status - The General Partner is duly incorporated, organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is registered or otherwise lawfully authorized to carry on business in British Columbia, and has full
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power, capacity and authority to own its assets and to carry on its business as now conducted and to enter into and to perform its obligations under this EPA;
(b)	Bankruptcy - No actions are threatened, or have been taken or authorized by the General Partner or any other Person to initiate proceedings for, or in respect of, the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Seller or the General Partner or to appoint a receiver, liquidator, trustee or assignee in bankruptcy in respect of the Seller or the General Partner;

(c)	Assets - No appropriation, expropriation or seizure of all or any portion of the Seller’s Plant, or any of its material properties or assets, is pending or threatened;

(d)	No Conflict - Neither the signing of this EPA, nor the carrying out of the Seller’s obligations under this EPA shall (i) constitute or cause a breach of, default under, or violation of, the constating documents or bylaws of the General Partner, any permit, franchise, lease, license, approval or agreement to which the General Partner is a party, or any other covenant or obligation binding on the Seller of the General Partner or affecting any of their properties, (ii) cause a lien or encumbrance to attach to the Seller’s Plant, other than a security interest granted in respect of financing the design, construction or operation of the Seller’s Plant, or (iii) result in the acceleration, or the right to accelerate, any obligation under, or the termination of, or the right to terminate, any permit, franchise, lease, license, approval or agreement related to the Seller’s Plant;

(e)	Binding Obligation - This EPA constitutes a valid and binding obligation of the Seller and the General Partner enforceable against the Seller and the General Partner in accordance with its terms;

(f)	Authorization, Execution and Delivery - This EPA has been duly authorized, executed and delivered by the General Partner;

(g)	Proposal Documents - All material information in the Proposal Documents is true and correct in all material respects and there is no material information omitted from the Proposal Documents which makes the information in the Proposal Documents misleading or inaccurate in any material respect;

(h)	Appendix 4 – There is no material inconsistency between the description of the Seller’s Plant on which the Seller Optional Study Report was based and the information contained in Appendix 4; and

(i)	Exemption From Regulation - The Seller and the General Partner are exempt from regulation as a “public utility”, as defined in the UCA, with respect to the Seller’s Plant, the sale of Energy and the performance by the Seller of its obligations under this EPA.
19.2 By Buyer — The Buyer represents and warrants to the Seller, and acknowledges that the Seller is relying on those representations and warranties in entering into this EPA, as follows as of the Effective Date:
(a)	Corporate Status - The Buyer is a corporation continued under the Hydro and Power Authority Act, R.S.B.C. 1996, c. 212, is validly existing and is in good standing under the laws of British Columbia, is lawfully authorized to carry on business in British Columbia,
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and has full corporate power and capacity to own its assets and to carry on its business as now conducted and to enter into and to perform its obligations under this EPA;
(b)	Bankruptcy - No actions are threatened, or have been taken or authorized by the Buyer or any other Person to initiate proceedings for, or in respect of, the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Buyer or to appoint a receiver, liquidator, trustee or assignee in bankruptcy in respect of the Buyer;

(c)	Assets - There is no appropriation, expropriation or seizure of any of the material assets of the Buyer pending or threatened;

(d)	No Conflict - Neither the signing of this EPA nor the carrying out of the Buyer’s obligations under this EPA shall constitute or cause a breach of, default under, or violation of, the Hydro and Power Authority Act (British Columbia), any permit, franchise, lease, license, approval or agreement to which the Buyer is a party, or any other covenant binding on the Buyer or affecting any of its properties;

(e)	Binding Obligation - This EPA constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms; and

(f)	Authorization, Execution and Delivery - This EPA has been duly authorized, executed and delivered by the Buyer.
20. INDEMNITIES
20.1 Seller Indemnity — The Seller and the General Partner shall indemnify, defend and hold harmless the Buyer and its Affiliates, and their respective directors, officers, employees, agents, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) from and against all claims, demands, actions, causes of action, suits, orders and proceedings made or brought against any of the Buyer Indemnified Parties:
(a)	with respect to any emissions from the Seller’s Plant; or

(b)	for personal injury, including death, to third Persons and for damage to property of third Persons, to the extent caused or contributed to by the wilful act or omission or negligence of the Seller or the General Partner, any contractor or subcontractor or supplier to the Seller or the General Partner or any director, officer, employee or agent of the Seller or the General Partner or any other Person for whom the Seller or the General Partner is responsible at law where such wilful act or omission or negligence is in connection with the Project or the performance of, or the failure to perform, any of the Seller’s obligations, or the exercise of any of the Seller’s rights, under this EPA.
20.2 Buyer Indemnity — The Buyer shall indemnify, defend and hold harmless the Seller and the General Partner and their Affiliates, and their respective directors, officers, employees, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) from and against all claims, demands, actions, causes of action, suits, orders and proceedings made or brought against any of the Seller Indemnified Parties for personal injury, including death, to third Persons and for damage to property of third Persons, to the extent caused or contributed to by the wilful act or omission or negligence of the Buyer, any contractor or subcontractor or supplier to the Buyer or any director, officer,
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employee or agent of the Buyer or any other person for whom the Buyer is responsible at law while the Buyer or any such Person is at the Seller’s Plant.
20.3 Indemnification Conditions — The right of a Party (“Indemnitee”) to be indemnified by the other Party (“Indemnitor”) under any indemnity contained in this EPA in respect of a claim by a third Person is subject to the conditions that:
(a)	the Indemnitee gives the Indemnitor prompt notice of such claim, the right to select and instruct counsel, and all reasonable cooperation and assistance, including the availability of documents and witnesses within the control of the Indemnitee, in the defence or settlement of the claim; and

(b)	the Indemnitee does not compromise or settle the claim without the prior consent of the Indemnitor.
20.4 Third Party Beneficiary Conditions — The Parties acknowledge that the Buyer holds the benefit of section 20.1 for itself, and on behalf of the Buyer Indemnified Parties, which are not party to this EPA, and the Seller holds the benefit of section 20.2 for itself, and on behalf of the Seller Indemnified Parties, which are not party to this EPA. The Parties further acknowledge that each of the Buyer Indemnified Parties and the Seller Indemnified Parties may enforce those sections respectively for their own benefit by action taken directly against the Seller or the Buyer respectively, and/or such actions may be taken by the Buyer or the Seller against the other for the benefit of their respective indemnified parties.
21. CONFIDENTIALITY
21.1 RFP Confidentiality Agreement — The RFP Confidentiality Agreement continues in full force and effect, and section 2.5 thereof is amended to provide that the obligations of the Parties thereunder shall expire two years following the Effective Date.
21.2 Additional Confidentiality Obligation — Without limiting the effect of the RFP Confidentiality Agreement, during the Term and for two years thereafter (i) the Buyer shall treat as confidential, and shall not disclose to any third Person, Seller Confidential Information, and (ii) the Seller shall treat as confidential, and shall not disclose to any third Person, Buyer Confidential Information, provided however that the foregoing obligations, and nothing in this EPA, prevents or restricts:
(a)	disclosures that are expressly authorized under any section of this EPA, or as otherwise set out in this EPA;

(b)	disclosures that are necessary to enable either Party to fulfill its obligations under this EPA, including under section 3.3;

(c)	in the case of the Buyer, disclosure of Seller Confidential Information:
(i)	to any ministers, deputy ministers or servants or employees of the Province of British Columbia; and

(ii)	to its directors, officers, employees and Affiliates, consultants and advisors;
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provided that each of the foregoing to whom Seller Confidential Information is disclosed is advised of the confidential nature thereof;

(d)	in the case of the Buyer, disclosure of Seller Confidential Information in any regulatory proceeding, whether in respect of this EPA or in respect of other matters, to the extent that the Buyer considers disclosure necessary or desirable to support its position in any such proceeding, provided that, to the extent reasonably practicable, the Buyer gives reasonable notice to the Seller before making the disclosure, and, to the extent requested by the Seller, requests the relevant tribunal to treat all or any part of the disclosure as confidential or to limit its further disclosure;

(e)	in the case of the Buyer, disclosure to any Person or any Governmental Authority of any Seller Confidential Information with respect to:
(i)	the Seller’s Plant that the Buyer is required to disclose to verify qualification of the output of the Seller’s Plant as Clean or Renewable Electricity or to provide confirmation to any such Person or Governmental Authority that the output from the Seller’s Plant qualifies as Clean or Renewable Electricity; or

(ii)	the Energy and/or the Seller’s Plant that the Buyer is required to disclose to enable the Buyer to obtain or realize the full benefit to the Buyer of the Environmental Attributes, including sales of Environmental Attributes to third Persons;
(f)	in the case of the Seller, disclosure of the Buyer Confidential Information to its directors, officers, employees and Affiliates, consultants and advisors, provided that each of the foregoing to whom Buyer Confidential Information is disclosed is advised of the confidential nature thereof;

(g)	without limiting the Buyer’s disclosure rights under subsection 21.2(d) above, disclosures required to be made by a Party by an order of a court or tribunal or under any law, regulatory requirement or requirement of any stock exchange that is binding upon it, provided that (i) to the extent reasonably practicable, the Party making such disclosure gives reasonable notice to the other Party before making the disclosure, and (ii) limits the disclosure to that required by the applicable order, law, or regulatory or stock exchange requirement;

(h)	disclosures in any legal proceedings for the enforcement of this EPA or other agreement entered into by the Seller pursuant to the RFP process; or

(i)	disclosures of the Seller Confidential Information or the Buyer Confidential Information, as the case may be, by written agreement or consent of both Parties.
     21.3 Freedom of Information and Protection of Privacy Act — The Seller acknowledges that the Buyer is subject to the Freedom of Information and Protection of Privacy Act (British Columbia) and agrees that the Buyer’s non-disclosure obligations under this EPA are subject to the provisions of that legislation, as amended from time to time.
     21.4 Exemption from Disclosure — The Parties confirm that Seller Confidential Information constitutes commercial and financial information of the Seller, which has been supplied, or may be
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supplied, in confidence and the disclosure of which could reasonably be expected to harm significantly the competitive position and/or interfere significantly with the negotiating position of the Seller. Accordingly, the Parties confirm their intention that, subject to section 21.2, all Seller Confidential Information disclosed by the Seller to the Buyer shall be deemed to be confidential and exempt from disclosure to third Persons in accordance with section 21 of the Freedom of Information and Protection of Privacy Act (British Columbia), as amended from time to time.
22. GENERAL PROVISIONS
22.1 Independence — The Parties are independent contractors and nothing in this EPA or its performance creates a partnership, joint venture or agency relationship between the Parties.
22.2 Enurement — This EPA enures to the benefit of the Parties, their successors and their permitted assigns.
22.3 Notices — Any notice, consent, waiver, declaration, request for approval or other request, statement or bill (a “notice”) that either Party may be required or may desire to give to the other Party under this EPA must be in writing addressed to the other Party at the address stated in subsection 22.3(c) or (d) and:
(a)	may be delivered by hand or by a courier service during normal business hours on a Business Day, in which case the notice shall be deemed to have been delivered on that Business Day;

(b)	notices, other than notices under section 3.4, 7.9 or any of Articles 12, 14, 15, 16 or 17, may be sent by email or fax during normal business hours on a Business Day, in which case provided that the Party delivering the notice obtains a confirmation of delivery, the notice shall be deemed to have been delivered on that Business Day;

(c)	subject to subsection 22.3(e), the address of the Buyer for notices is as set out in Appendix 10;

(d)	subject to subsection 22.3(e), the address of the Seller for notices is as set out in Appendix 10 and the Buyer may, but is not required to (except as otherwise provided in a Lender Consent Agreement, if any), provide a copy of any such notice to the Facility Lender; and

(e)	either Party may change its address or fax number for notices under this EPA by notice to the other Party.
22.4 Entire Agreement and Amendment — This EPA contains the entire agreement between the Parties with respect to the purchase and sale of Energy and all other matters addressed in this EPA, and supersedes all previous communications, understandings and agreements between the Parties with respect to the subject matter hereof including, without limitation, the RFP issued by the Buyer on 6 February 2008 and all Addenda, questions and answers and any other communications of any kind whatsoever by the Buyer in connection therewith or relating thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements express, implied or statutory between the Parties other than as expressly set out in this EPA. This EPA may not be amended, except by an agreement in writing signed by both Parties.
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22.5 No Waiver — Other than in respect of the specific matter or circumstance for which a waiver is given, and except as otherwise specified in this EPA, no failure by a Party to enforce, or require a strict observance and performance of, any of the terms of this EPA shall constitute a waiver of those terms or affect or impair those terms or the right of a Party at any time to enforce those terms or to take advantage of any remedy that Party may have in respect of any other matter or circumstance.
22.6 Dispute Resolution — If any dispute arises under or in relation to this EPA, that dispute shall be referred to and finally resolved by arbitration by a single arbitrator. The arbitration shall be administered by the British Columbia International Commercial Arbitration Centre (“BCICAC”) pursuant to its rules. The place of arbitration shall be Vancouver, British Columbia. If at the time a dispute arises the BCICAC does not exist, the dispute shall be finally settled by arbitration by a single arbitrator who, failing written agreement of the Parties, shall be appointed under the Commercial Arbitration Act (British Columbia) or under the International Commercial Arbitration Act (British Columbia), as applicable, and the arbitrator shall conduct the arbitration in accordance with such rules as the Parties may agree in writing, or failing agreement, such rules as may be determined or adopted by the arbitrator. The decision of the arbitrator shall be final and binding on the Parties. The arbitrator shall have, and the Parties shall execute and deliver all such documents, deeds and assurances as may be necessary to ensure that the arbitrator has, jurisdiction and power to make interim, partial or final awards ordering specific performance, injunctions and any other equitable remedy. The Parties are entitled to seek interim measures of protection, including relief by way of a mandatory injunction, from a court of competent jurisdiction pending commencement or completion of any arbitration. The Parties also may seek from a court of competent jurisdiction any equitable relief or remedy that the arbitrator does not have the jurisdiction to grant. All performance required under this EPA by the Parties and payments required under this EPA shall continue during the dispute resolution proceedings contemplated by this section 22.6, provided that this section may not be interpreted or applied to delay or restrict the exercise of any right to suspend performance under or terminate this EPA pursuant to the express terms hereof. Any payments or reimbursements required by an arbitration award shall be due as of the date determined in accordance with section 10.2 or, where section 10.2 is not applicable, as of the date determined in the award, and, without duplication with subsection 10.2(b), shall bear interest at an annual rate equal to the Prime Rate plus 3% compounded monthly, from the date such payment was due until the amount is paid. To the fullest extent permitted by law, the Parties shall maintain in confidence the fact that an arbitration has been commenced, all documents and information exchanged during the course of the arbitration proceeding, and the arbitrators’ award, provided that each of the Parties shall be entitled to disclose such matters to its own officers, directors, shareholders and employees, its professional advisors and other representatives, and may make such disclosures in the course of any Proceedings required to pursue any legal right arising out of or in connection with the arbitration and may make such disclosures as are required by law or for regulatory purposes. Nothing in this EPA precludes either Party from bringing a Proceeding in any jurisdiction to enforce an arbitration award or any judgment enforcing an arbitration award, nor shall the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of enforcement Proceedings in any other jurisdiction. In connection with any court proceedings, each Party waives its respective rights to any jury trial.
22.7 Eligible Financial Contract/Forward Contract — The Parties agree and intend that this EPA constitutes an eligible financial contract under the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and that this EPA and the transactions contemplated under this EPA constitute a “forward contract” within the meaning of section 556 of the United States Bankruptcy Code and that the Parties are “forward contract merchants” within the meaning of the United States Bankruptcy Code.
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22.8 Further Assurances — Each Party shall, upon the reasonable request of the other Party, do, sign or cause to be done or signed all further acts, deeds, things, documents and assurances required for the performance of this EPA.
22.9 Severability — Any provision of this EPA, which is illegal or unenforceable shall be ineffective to the extent of the illegality or unenforceability without invalidating the remaining provisions of this EPA.
22.10 Counterparts — This EPA may be executed in counterparts, each of which is deemed to be an original document and all of which are deemed one and the same document.
IN WITNESS WHEREOF each Party by its duly authorized representative(s) has signed this EPA as of the Effective Date.
For ZELLSTOFF CELGAR LIMITED PARTNERSHIP by its general partner, Zellstoff Celgar Limited:

/s/ David Gandossi
Name:	David M. Gandossi
Title:	Secretary

January 27, 2009
Date

For BRITISH COLUMBIA HYDRO AND POWER AUTHORITY:

/s/ Robert Elton
Name:	Robert G. Elton
Title:	President and Chief Executive Officer

January 27, 2009
Date
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APPENDIX 1
DEFINITIONS
     References in an Appendix to a section or subsection mean a section or subsection of this EPA, and not an Appendix, unless otherwise stated. The following words and expressions wherever used in this EPA have the following meaning:
1.	“Affiliate” means, with respect to the Seller or the General Partner, any Person directly or indirectly Controlled by, Controlling, or under common Control with, the Seller or the General Partner and with respect to the Buyer, any Person directly or indirectly Controlled by the Buyer and, if at any time the Buyer is not Controlled, directly or indirectly, by the Province of British Columbia, shall include any Person directly or indirectly Controlling, or under common Control with, the Buyer.

2.	“Annual Firm Energy Amount” means, at any time, whether before or after COD, the aggregate of all Seasonally Firm Energy Amounts the Seller is required to deliver in any four consecutive complete Seasons after COD as set out in the Firm Energy Table.

3.	“Annual GBL” means the generator baseline for the Project in each year during the Term, and is * GWh/year.

4.	“Annual Operating Plan” means each plan delivered by the Seller to the Buyer under subsection 6.5(d) and all amendments to such plan in accordance with subsection 6.5(d).

5.	“Authorized Planned Outage” means a Planned Outage that is scheduled in accordance with Good Utility Practice, complies with the requirements of section 6.3 and includes only the duration of the Planned Outage set out in the notice of the Planned Outage delivered by the Seller under section 6.3.

6.	“Auxiliary Fuel” means any combustible fuel other than Forest-based Biomass.

7.	“Auxiliary Fuel Annual Baseline” has the meaning given in Appendix 3.

8.	“Auxiliary Fuel Energy Overage” has the meaning given in Appendix 3.

9.	“Auxiliary Fuel Overage” has the meaning given in Appendix 3.

10.	“Auxiliary Fuel Overage Credit” has the meaning given in Appendix 3.

11.	“Avoidable Costs” has the meaning given in Appendix 3.

12.	“Bankrupt or Insolvent” means, with respect to a Person (which in the case of the Seller includes either or both of the Seller or the General Partner):
(a)	the Person has started proceedings to be adjudicated a voluntary bankrupt or consented to the filing of a bankruptcy proceeding against it; or

(b)	the Person has filed a petition or similar proceeding seeking reorganization, arrangement or similar relief under any bankruptcy or insolvency law; or
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Appendix 1- 1

(c)	a receiver, liquidator, trustee or assignee in bankruptcy has been appointed for the Person or the Person has consented to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy; or

(d)	the Person has voluntarily suspended the transaction of its usual business; or

(e)	a court has issued an order declaring the Person bankrupt or insolvent.
13.	“BCICAC” has the meaning given in section 22.6.

14.	“BCUC” means the British Columbia Utilities Commission or any successor thereto.

15.	“BCUC Acceptance” has the meaning given in section 3.1.

16.	“Breaching Party” has the meaning given in section 3.3.

17.	“Business Day” means any calendar day which is not a Saturday, Sunday or other day recognized as a statutory holiday in British Columbia.

18.	“Buyer” means British Columbia Hydro and Power Authority and its successors and permitted assigns.

19.	“Buyer Confidential Information” means technical or commercial information disclosed by the Buyer to the Seller that the Buyer directs, and clearly marks, as confidential, including this EPA whether or not so directed and marked, but excluding information that (i) is or becomes in the public domain, other than as a result of a breach of this EPA by the Seller, or (ii) is known to the Seller before disclosure to it by the Buyer, or becomes known to the Seller, thereafter by way of disclosure to the Seller by any other person who is not under an obligation of confidentiality with respect thereto.

20.	“Buyer Indemnified Party” has the meaning given in section 20.1.

21.	“Buyer Termination Event” means any one of the following:
(a)	any one of the Seller or the General Partner is Bankrupt or Insolvent;

(b)	a Letter of Credit Failure has occurred and the Seller has failed to cure that failure within 5 Business Days after the Letter of Credit Failure occurred;

(c)	an amount due and payable by the Seller to the Buyer under this EPA remains unpaid for 15 days after its due date and such default has not been cured within 15 days after the Buyer has given notice of the default to the Seller;

(d)	any one of the Seller or the General Partner is in material default of any of its covenants, representations, warranties or other obligations under the RFP Confidentiality Agreement; or

(e)	any one of the Seller or the General Partner is in material default of any of its covenants, representations and warranties or other obligations under this EPA, other than as set out above, unless within 30 days after the date of notice by the Buyer to the Seller of the default, the Seller has cured the default or, if the default cannot be cured within that 30 day period, the Seller demonstrates to the reasonable satisfaction of the Buyer that the
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Seller is working diligently and expeditiously to cure the default and the default is cured within a further reasonable period of time. A “material default” includes any of the following:
(i)	any Deliberate Breach by the Seller of its obligations under section 7.2;

(ii)	any failure by the Seller to comply with (I) subsection 4.1(a) or 6.2(a) in respect of subsection (e) or (f) of the Project Standards definition, (II) section 7.4, (III) section 8.4 or (IV) section 8.5, and

(iii)	any purported assignment of this EPA without the consent of the Buyer if such consent is required under Article 17.
A “material default” does not include any failure to deliver either the Seasonally Firm Energy Amount in respect of which the Seller has paid any LDs owing under section 13.2 or the Capacity Call Amount in respect of which the Seller has paid any LDs owing under section 13.3, other than a failure resulting from a Deliberate Breach.
22.	“Capacity Call” has the meaning given in section 7.11.

23.	“Capacity Call Amount” has the meaning given in subsection 7.11(b)(ii).

24.	“Capacity Call Notice” has the meaning given in subsection 7.11(b).

25.	“Capacity Call Period” has the meaning given in subsection 7.11(a)(i).

26.	“Clean or Renewable Electricity” means electricity that meets the requirements for clean or renewable electricity set out in the guidelines issued by the British Columbia Ministry of Energy, Mines and Petroleum Resources in June 2008, including any amendments thereto from time to time.

27.	“COD” or “Commercial Operation Date” means the time when the Seller’s Plant achieves COD pursuant to section 5.2.

28.	“COD Certificate” means a certificate in the form set out in Appendix 6, completed and accompanied by attachments reasonably satisfactory to the Buyer and signed by a senior officer of each of the General Partner and the Seller.

29.	“COD Delay LDs” means the LDs specified in section 13.1.

30.	“Construction Insurance” means all insurance customarily maintained by prudent owners in connection with the construction of a facility similar to the Incremental Seller’s Plant, including course of construction insurance.

31.	“Contract Year” means the full year period initially measured from COD to the first anniversary of COD, and to and from successive anniversaries thereafter until the termination or expiry of this EPA, provided that a Contract Year shall also mean the partial year following any such anniversary during which this EPA expires or is terminated.
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32.	“Control” of any Person means:
(a)	with respect to any corporation or other Person having voting shares or the equivalent, the ownership or power to vote, directly or indirectly, shares, or the equivalent, representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions;

(b)	ownership of 50% or more of the equity or beneficial interest in that Person; or

(c)	the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.
33.	“CPI” has the meaning given in Appendix 3.

34.	“Deliberate Breach” means:
(a)	any failure by the Seller to achieve COD by Guaranteed COD plus 365 days plus all Force Majeure Days (not exceeding 180 Force Majeure Days) resulting from any wilful or grossly negligent act or omission of the Seller;

(b)	any breach of or default under any provision of this EPA by the Seller resulting from any wilful or grossly negligent act or omission by the Seller;

(c)	a Buyer Termination Event constituting a repudiation of this EPA by the Seller; or

(d)	any sale or transfer by the Seller of Energy to any Person, other than the Buyer, except where such sale or transfer is expressly permitted under this EPA.
35.	“Delivery Interruption Outage” has the meaning given in subsection 7.8(a).

36.	“Development Costs” means all costs reasonably incurred or committed by the Seller after the date of issuance of the RFP for the Project and all costs reasonably incurred, or that are reasonably likely to be incurred by the Seller, after taking reasonable mitigation measures, to terminate all contractual commitments with respect to the Project and to otherwise cease development of the Project, but excluding any lost profits, loss of opportunity costs or damages and all other special, incidental, indirect or consequential losses.

37.	“EcoLogoM Certification” means certification pursuant to Environment Canada’s Environmental ChoiceM program confirming that the Seller’s Plant and all or part of the Energy complies with the certification criteria document “Electricity – Renewable Low-Impact”, as amended from time to time and is therefore entitled to the EcoLogoM designation.

38.	“EFEP”, or “Escalated Firm Energy Price”, has the meaning given in Appendix 3.

39.	“Effective Date” means the date set out on page one hereof.

40.	“Eligible Energy” means in any Season after COD, the total of (i) the amount of Metered Energy delivered by the Seller at the POI in that Season, and (ii) Energy that is deemed to be “Eligible Energy” in that Season pursuant to section 7.8, but subject to the following limitations:
(a)	if such total Energy is less than or equal to the Seasonal GBL applicable in that Season (the “Applicable Seasonal GBL”), Eligible Energy is zero;
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(b)	if such total Energy is greater than the Applicable Seasonal GBL, but less than or equal to the Total Allowable Energy, then Eligible Energy is equal to such total Energy minus the Applicable Seasonal GBL;

(c)	if such total Energy is greater than the Total Allowable Energy, then Eligible Energy is equal to the Total Allowable Energy minus the Applicable Seasonal GBL; and

(d)	in the case of any Season which is not a complete Season, the Applicable Seasonal GBL and Seasonally Firm Energy Amount for the purposes of the foregoing calculations shall be prorated on a daily basis.
41.	“Energy” means electric energy expressed in MWh generated by the Seller’s Plant, excluding Station Service.

42.	“Energy Supply Contract” means an energy supply contract under section 71 of the UCA.

43.	“Environmental Attributes” means:
(a)	all attributes directly associated with, or that may be derived from, the Eligible Energy having decreased environmental impacts relative to energy generated by certain other generation facilities or technologies, including any existing or future credit, allowance, “green” tag, ticket, certificate or other “green” marketing attribute or proprietary or contractual right, whether or not tradeable;

(b)	any credit, reduction right, off-set, allowance, allocated pollution right, certificate or other unit of any kind whatsoever, whether or not tradeable, and any other proprietary or contractual right, whether or not tradeable, resulting from, or otherwise related to the actual or assumed reduction, displacement or offset of emissions at any location other than the Seller’s Plant as a result of the generation, purchase or sale of the Eligible Energy, but excluding one half of: (i) any divisible portion of; and (ii) the benefits or proceeds from any indivisible portion of, any of the foregoing that are demonstrated by the Seller to the Buyer’s satisfaction, acting reasonably, to directly result from or relate to incremental costs incurred by the Seller after COD, whether those costs are capital expenditures, operational expenses, or otherwise;

(c)	On-Site Emission Reduction Rights related to the generation of Eligible Energy, which for clarity do not include attributes related to pulp mill process steam or black liquor process inputs, but excluding one half of: (i) any divisible portion of; and (ii) the benefits or proceeds from any indivisible portion of, any of the foregoing that are demonstrated by the Seller to the Buyer’s satisfaction, acting reasonably, to directly result from or relate to incremental costs incurred by the Seller after COD, whether those costs are capital expenditures, operational expenses, or otherwise; and

(d)	all revenues, entitlements, benefits and other proceeds arising from or related to the foregoing, but for certainty not including:
(i)	benefits or proceeds from environmental incentive programs offered by Governmental Authorities that do not require a transfer of the attributes in subsections (a) to (c) above; or
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(ii)	benefits or proceeds from social programs, including programs relating to northern or rural development, employment or skills training, or First Nations, that do not require a transfer of the attributes in subsections (a) to (c) above.
44.	“Environmental Certification” means:
(a)	EcoLogoM Certification; or

(b)	any alternate certification the Buyer requires the Seller to obtain under section 8.5.
45.	“EPA” means this Electricity Purchase Agreement, including all Appendices attached hereto, all as amended, supplemented or otherwise modified from time to time.

46.	“Estimated Interconnection Facilities Completion Date” means the Transmission Authority’s most recent estimated date for completing the Interconnection Network Upgrades.

47.	“Exemption” means a lawful exemption from the requirement under section 71 of the UCA that this EPA be filed thereunder as an Energy Supply Contract.

48.	“Facility Lender” means any lender(s) providing any debt financing for the Project and any successors or assigns thereto.

49.	“Final Amount” means an amount owing by either Party to the other Party pursuant to this EPA, including as a result of a breach of this EPA, where such amount is (i) undisputed by the Party owing such amount; or (ii) has been finally determined by an arbitration award pursuant to section 22.6 or by a court order and all rights of appeal in respect of such award or order have been exhausted or have expired.

50.	“Firm Energy” means, in each Season after COD, all Eligible Energy in that Season not exceeding the Seasonally Firm Energy Amount for that Season, but excluding any Eligible Energy delivered after the start time and prior to the end time for an Authorized Planned Outage as set out in the notice with respect to the Authorized Planned Outage under section 6.3 and all such excluded Eligible Energy shall be considered Non-Firm Energy.

51.	“Firm Energy Table” means the table in Appendix 2 that sets out the Seasonally Firm Energy Amount, or as revised under section 7.9.

52.	“Five-Year Anniversary” has the meaning given in subsection 6.5(a).

53.	“Force Majeure” means, subject to the exclusions in section 12.2, (i) in the case of Force Majeure invoked by the Buyer, any event or circumstance not within the control of the Buyer, or (ii) as to Force Majeure invoked by the Seller, any event or circumstance not within control of either the Seller or FortisBC, and, to the extent not within that Person’s control, includes:
(a)	acts of God, including wind, ice and other storms, lightning, floods, earthquakes, volcanic eruptions and landslides;

(b)	strikes, lockouts and other industrial disturbances, provided that settlement of strikes, lockouts and other labour disturbances shall be wholly within the discretion of the Person involved;
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(c)	epidemics, war (whether or not declared), blockades, acts of public enemies, acts of sabotage, civil insurrection, riots and civil disobedience;

(d)	acts or omissions of Governmental Authorities, including delays in regulatory process and orders of a regulatory authority or court of competent jurisdiction;

(e)	explosions and fires; and

(f)	notwithstanding subsection 12.2(f), an inability of the Seller to achieve COD solely as a result of a delay by the Transmission Authority in completion of Network Upgrades, if and to the extent such delay is not attributable to the Seller or the Seller’s Plant;

but does not include:

(g)	any refusal, failure or delay of any Governmental Authority in granting any Material Permit to the Seller, whether or not on terms and conditions that permit the Seller to perform its obligations under this EPA, except where such failure or delay is a result of an event described in subsection (a), (b), (c) or (e) above.
54.	“Force Majeure Days” means the number of days the Seller is delayed in achieving COD as a result of Force Majeure invoked by the Seller in accordance with Article 12.

55.	“Forced Outage” means a partial or total interruption in the delivery of, or ability to deliver, Energy that is not a result of an Authorized Planned Outage or a Force Majeure invoked in accordance with this EPA.

56.	“Forest-based Biomass” means mill solid wood residues (hog fuel, sawdust, chips and/or chunks), pulp mill residues (hog fuel and black liquor), roadside and landing residues, and biomass derived from standing timber, without access to new timber harvesting tenure.

57.	“Fortis Interconnection Report” means the report(s), if any, issued to the Seller by FortisBC related to the interconnection of the Project with the Fortis System.

58.	“Fortis System” means the transmission, substation, protection, control and communication facilities owned and operated by FortisBC in British Columbia, and includes all additions and modifications thereto and repairs or replacements thereof.

59.	“FortisBC” means FortisBC Inc., and its successors and assigns.

60.	“Fuel” means Forest-based Biomass, and any Auxiliary Fuel, used to generate Energy at the Seller’s Plant.

61.	“Fuel Plan” means the Seller’s five-year plan for the supply and consumption of Fuel, as specified in Appendix 5, and each subsequent plan approved by the Buyer in accordance with this EPA, provided that for any period after the expiry of the five-year plan and before the Buyer’s approval of a replacement plan, the “Fuel Plan” means a plan for the supply and consumption of Fuel applicable to the last year of the Seller’s immediately preceding five-year plan.

62.	“GHG” or “Greenhouse Gas(es)” means: (i) one or more of the following gases: carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride; and (ii) any other gas that is identified as having significant global warming potential and is
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added, at any time before the expiry of the Term, to Schedule 1 to the Canadian Environmental Protection Act, 1999, or to the Greenhouse Gas Reduction Targets Act (British Columbia), or to any other regulation(s) governing the emission of the gases noted in (i) from the Seller’s Plant.

63.	“GJ” means gigajoule.

64.	“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the WECC region during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgement in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the WECC region.

65.	“Governmental Authorities” means any federal, provincial, local or foreign governments or any of their boards or agencies, or any regulatory authority, other than the Buyer and entities controlled by the Buyer.

66.	“GST” means the goods and services tax imposed under the Excise Tax Act (Canada) as that Act may be amended or replaced from time to time.

67.	“Guaranteed COD” means May 1, 2010, or as revised pursuant to section 5.8.

68.	“GWh” means gigawatt-hour.

69.	“Hourly Eligible Energy” means in any hour after COD, the total of (i) the amount of Metered Energy delivered by the Seller at the POI in that hour, and (ii) Energy that is deemed to be “Eligible Energy” in that hour pursuant to section 7.8, but subject to the following limitations:
(a)	if such total Energy is less than or equal to the Hourly GBL applicable in that Season (the “Applicable Hourly GBL”), Hourly Eligible Energy in that hour is zero;

(b)	if such total Energy is greater than the Applicable Hourly GBL, but less than or equal to the Plant Capacity multiplied by one hour, then Hourly Eligible Energy in that hour is equal to such total Energy minus the Applicable Hourly GBL; and

(c)	if such total Energy is greater than the Plant Capacity multiplied by one hour, then Hourly Eligible Energy is equal to the Plant Capacity multiplied by one hour minus the Applicable Hourly GBL.
70.	“Hourly Firm Energy Amount” means for each hour after COD, the amount of Energy the Seller is required to deliver in the applicable Season as set out in the Firm Energy Table divided by the number of the hours in that Season.

71.	“Hourly GBL” means the generator baseline for the Project in each hour during the Term, and for each hour is the amount determined by dividing the Seasonal GBL applicable to the Season in which that hour occurs by the number of hours in that Season.

72.	“Incremental Project Assets” has the meaning given in subsection 16.5(d)(ii).
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73.	“Incremental Seller’s Plant” has the meaning given in Appendix 4.

74.	“Indemnitee” has the meaning given in section 20.3.

75.	“Indemnitor” has the meaning given in section 20.3.

76.	“Interconnection Agreement” means the agreement between the Seller and FortisBC relative to the Seller’s Plant, as amended or replaced from time to time.

77.	“Interconnection Network Upgrades” means those additions, modifications and upgrades to the Transmission System identified in the Seller Optional Study Report, and as further refined in subsequent optional studies, as determined by the Transmission Authority (for Transmission System impacts related to the interconnection of the Project).

78.	“Interconnection Security” means a letter of credit in the form specified in section 14.4 in an amount equal to the costs that the Transmission Authority, as set out in the Seller Optional Study Report, estimates are required to design, construct and commission the Interconnection Network Upgrades, as such letter of credit is amended or replaced from time to time.

79.	“Laws” means any and all statutes, laws (including common law), ordinances, rules, regulations, codes, orders, bylaws, policies, directions, standards, guidelines, protocols and other lawful requirements of any Governmental Authority in effect from time to time.

80.	“LDs” means liquidated damages payable by the Seller to the Buyer under Article 13.

81.	“Lender Consent Agreement” means an agreement referred to in section 17.3.

82.	“Letter of Credit Failure” means:
(a)	the Seller fails to renew or replace the Performance Security or Interconnection Security by no later than 30 days prior to the expiry thereof;

(b)	the Seller fails to amend or replace the Performance Security or Interconnection Security as required under section 14.1 by no later than 30 days prior to the requirement to amend or replace such Performance Security or Interconnection Security arises;

(c)	the issuer of the Performance Security or Interconnection Security:
(i)	fails to maintain a credit rating of at least the minimum rating specified in subsection 14.4(a);

(ii)	fails to comply with or perform its obligations under the Performance Security or Interconnection Security; or

(iii)	disaffirms, disclaims, repudiates, terminates, rejects, in whole or in part, or challenges the validity of, the Performance Security or Interconnection Security; or
(d)	the Performance Security or Interconnection Security ceases to be in full force and effect for purposes of this EPA, whether or not in accordance with its terms, prior to the date specified in Article 14 for return of the Performance Security or Interconnection Security, as applicable, to the Seller.
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83.	“Line Losses” means FortisBC transmission losses as determined from time to time in accordance with FortisBC Rate Schedule 109 for Large General Service – Transmission.

84.	“Long Term Operating Plan” means the plan referred to in subsection 6.5(c) as amended by the Seller from time to time.

85.	“Major Damage” means damage having a reasonably estimated repair and/or restoration cost exceeding the present value, using the Present Value Rate effective as of the date on which the damage occurs, of the projected revenues under this EPA from the projected Energy deliveries from the Seller’s Plant for the remainder of the Term, less a present value amount, using the aforesaid Present Value Rate, representing the projected operating and maintenance costs for the Seller’s Plant, including Fuel costs.

86.	“Material Permits” means the following if and as required for the Seller’s Plant:
(a)	environmental assessment certificate;

(b)	any forest license or other right to harvest timber;

(c)	air emissions permit;

(d)	any permit, license or approval required with respect to the discharge of any type of waste from the Seller’s Plant;

(e)	water license;

(f)	zoning appropriate for the Seller’s Plant;

(g)	any subdivision approval required to create separate legal title to the site on which the Seller’s Plant is or shall be located;

(h)	any permits or approval required with respect to the storage of the Fuel at the Seller’s Plant; and

(i)	any lease, license of occupation, certificate of title, or similar agreement or instrument required with respect to the Seller’s Plant, including all access roads to the Seller’s Plant;
on terms and conditions that permit the Seller to comply with its obligations under this EPA.

87.	“Material Permits Expiry Date” means the date that is 15 days after the Seller’s right to terminate this EPA arises under subsection 16.2(a).

88.	“Metered Energy” means Energy recorded by the Metering Equipment, less an amount equal to Line Losses.

89.	“Metering Equipment” means the metering equipment described in section 9.1.

90.	“Mill” means the Seller’s pulp mill and other industrial facilities at which the Seller’s Plant is located.

91.	“Mill Load” means the electric energy consumed by the Mill.
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92.	“MW” means megawatt.

93.	“MWh” means megawatt-hour.

94.	“Network Upgrade Costs” means the costs associated with the design, engineering, construction and commissioning of Network Upgrades.

95.	“Network Upgrades” means the Interconnection Network Upgrades and the Transmission Network Upgrades.

96.	“Non-Firm Energy” means in each Season after COD all Eligible Energy in that Season in excess of the Seasonally Firm Energy Amount for that Season, and all Eligible Energy deemed to be Non-Firm Energy pursuant to the definition of Firm Energy in this Appendix 1, expressed in MWh.

97.	“OATT” means the Transmission Authority’s Open Access Transmission Tariff, as filed with and accepted by the BCUC, as amended and refiled from time to time.

98.	“Off-Peak Hours” has the meaning given in Appendix 3.

99.	“On-Peak Hours” has the meaning given in Appendix 3.

100.	“On-Site Emission Reduction Rights” means any credit, reduction right, off-set, allowance, allocated pollution right, certificate or other unit of any kind whatsoever whether or not tradeable resulting from or otherwise related to the reduction, removal, or sequestration of emissions at or from the Seller’s Plant.

101.	“Outage” means:
(a)	in the case of the Seller’s Plant, a partial or total interruption in the delivery of, or ability to deliver, Energy; and

(b)	in the case of the Fortis System or Transmission System, a partial or total interruption in the transmission of, or ability to transmit, Energy from the Seller’s Plant.
102.	“Party” means (i) the Buyer and its successors and permitted assigns; or (ii) the Seller and its successors and permitted assigns, and “Parties” means both the Buyer and the Seller and their respective successors and permitted assigns.

103.	“Peak Hours” has the meaning given in Appendix 3.

104.	“Performance Security” means a letter of credit in the form specified in section 14.4 in an amount at any particular time equal to:
(a)	prior to the Material Permits Expiry Date, $2.50/MWh multiplied by the Annual Firm Energy Amount;

(b)	from and after the Material Permit Expiry Date, and prior to the first anniversary of COD, $8.00/MWh multiplied by the Annual Firm Energy Amount;
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(c)	from and after the first anniversary of COD, and prior to the first Performance Security Anniversary, $6.00/MWh (adjusted for CPI from January 1, 2008 to the first anniversary of COD) multiplied by the Annual Firm Energy Amount; and

(d)	from and after each Performance Security Anniversary, and prior to the next occurring Performance Security Anniversary:
(i)	if the average annual Firm Energy delivered in the five-year period immediately preceding the date that is 30 days prior to the most recent Performance Security Anniversary is less than 95% of the Annual Firm Energy Amount, $6.00/MWh (adjusted for CPI from January 1, 2008 to the just attained Performance Security Anniversary) multiplied by the Annual Firm Energy Amount; or

(ii)	if the average annual Firm Energy delivered in the five-year period immediately preceding the date that is 30 days prior to the most recent Performance Security Anniversary is at least 95% of the Annual Firm Energy Amount, $4.00/MWh (adjusted for CPI from January 1, 2008 to the just attained Performance Security Anniversary) multiplied by the Annual Firm Energy Amount;
provided that for the purposes of this subsection (d), Firm Energy delivered to the Buyer in any period described in subsection (i) or (ii) above shall include:
(iii)	deemed Eligible Energy pursuant to section 7.8 that would have constituted Firm Energy if actually delivered to the Buyer in that period; and

(iv)	all other amounts of Firm Energy that could have been generated and delivered to the Buyer during that period but for (I) Force Majeure in respect of which either Party has invoked Force Majeure in accordance with section 12.1, (II) Authorized Planned Outages or (III) other events specified in this EPA that expressly excuse the Seller from its obligations to deliver Firm Energy to the Buyer, in each case calculated in the same manner as deemed Eligible Energy in section 7.8.
105.	“Performance Security Anniversary” means the date that is 30 days after the fifth anniversary of the end of the first four complete Seasons after COD and the anniversary of such date that occurs at the end of each five year period thereafter.

106.	“Permits” means permits, certificates, licences, and other approvals required for the design, construction, ownership, operation and maintenance of the Seller’s Plant and the delivery of Eligible Energy at the POI, including all Material Permits.

107.	“Person” means an individual, body corporate, firm, partnership, joint venture, trust, legal representative or other legal entity.

108.	“Planned Outage” means an Outage for purposes of scheduled inspection, repair and/or maintenance in the Seller’s Plant.

109.	“Plant Capacity” means the electrical capacity of the Seller’s Plant expressed in MW, determined as the nameplate capacity if expressed in MW, or as the nameplate capacity if expressed in MVA multiplied by a power factor of 0.95, as set out in Appendix 4, as amended in accordance with section 4.5 or 6.6.
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110.	“POI” or “Point of Interconnection” means the following interconnections, which are deemed for the purposes of this EPA to be a single point of interconnection between the Fortis System and the Transmission System:
(a)	the Buyer’s Kootenay Canal Plant as follows:
(i)	the point where the Buyer-owned 63 kV Line 60L225 interconnects with the 69 kV Line 13 at the first structure outside South Slocan substation fence (60L225 – Line 13 interconnection);

(ii)	the point where the Buyer-owned 63 kV Line 60L227 interconnects with the FortisBC-owned 69 kV Line 12 at the first structure outside Kootenay Canal Plant G.S. switchyard fence (60L227 – Line 12 interconnection); and

(iii)	the point where the Buyer-owned 230 kV Line 2L288 interconnects with the FortisBC-owned 230 kV Line 79 at the first structure outside Kootenay Canal Plant G.S. switchyard fence (2L288 – Line 79 interconnection);
(b)	the point where the transmission line owned by Arrow Lakes Power Corporation (Line 2L289) interconnects with the Buyer-owned Selkirk substation;

(c)	the point where the Teck Cominco Metals Ltd. (“Teck”)-owned 230 kV Line 71 (referred to by the Buyer as Line 2L277) from Teck’s Waneta Plant enters into the Buyer-owned Nelway substation, and since the Buyer has authority from Teck to configure the path of Line 71 at the Nelway substation, such point at the Nelway substation is part of the POI regardless of how Line 71 is configured; and

(d)	such other point of interconnection between the Transmission System and the Fortis System as may be agreed between the Buyer and FortisBC or as specified from time to time as the “Kootenay Interconnection” under the terms of the Canal Plant Agreement dated July 1, 2005 among the Buyer, FortisBC and others, and notified to the Seller.
111.	“PPT” means Pacific Prevailing Time, being Pacific Daylight Time or Pacific Standard Time, as applicable.
112.	“Pre-COD Energy” means the amount of Metered Energy delivered by the Seller at the POI in each hour before COD, including Test Energy, but excluding:
(a)	that portion of the Metered Energy delivered in any hour (a “Delivery Hour”) that is less than the amount equal to the Hourly GBL applicable to that hour;

(b)	any portion of the Metered Energy that at any time exceeds the Plant Capacity multiplied by one hour; and

(c)	that portion of the Metered Energy that is sold to third Persons in accordance with section 7.1.
113.	“Present Value Rate” means the annual yield on a Government of Canada Bond having a maturity date that most closely matches the date on which the Term would have expired but for the termination of this EPA, plus 3%.
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114.	“Prime Rate” means the floating prime interest rate announced from time to time by the main branch of Bank of Montreal in Vancouver, British Columbia, or any successor thereto, expressed as an annual rate, as the reference rate it shall use to determine rates of interest payable on Canadian dollar commercial loans made in Canada.

115.	“Proceeding” has the meaning given in section 1.5.

116.	“Project” means the financing, design, engineering, procurement, construction and commissioning of the Incremental Seller’s Plant, and the operation and maintenance of the Seller’s Plant for the purpose of supplying Eligible Energy to the Buyer.

117.	“Project Assets” means the Seller’s Plant and all rights, property, assets, equipment, materials and contracts required to design, engineer, procure, construct, commission, operate and maintain the Seller’s Plant, whether real or personal and whether tangible or intangible, including equipment and other warranties, Permits, supply and other contracts, the goodwill in and right to use the name by which the Seller’s Plant is commonly known, the books, records and accounts with respect to the Seller’s Plant, and all land tenure and land tenure agreements with respect to the Seller’s Plant.

118.	“Project Standards” mean:
(a)	all applicable Laws;

(b)	the terms and conditions of all Permits, including land tenure agreements, issued in connection with the Seller’s Plant;

(c)	Good Utility Practice;

(d)	the Seller’s Plant Description;

(e)	the requirement that Energy, excluding Energy generated from Auxiliary Fuel, must qualify as Clean or Renewable Electricity;

(f)	the requirement that Auxiliary Fuel, excluding Start-up Fuel and determined in GJ, used in any year must not exceed the Auxiliary Fuel Annual Baseline for that year;

(g)	the terms and conditions of this EPA and the Interconnection Agreement; and

(h)	the Code of Conduct Guidelines Applicable to BC Hydro Contracts in effect as of the date specified for submission of Proposals under the RFP.
119.	“Proposal” means the Proposal submitted by the Seller pursuant to the RFP.

120.	“Proposal Documents” means the Proposal and all documents and information provided by the Seller to the Buyer in connection with such Proposal, whether concurrently with or after the date of submission of the Proposal to the Buyer.

121.	“PST” means British Columbia provincial social service or sales tax.

122.	“Records” means all records and logs required to properly administer this EPA, including:
(a)	Energy generation records and operating logs;
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(b)	a log book of all Outages and other reductions in Energy output, specifying the date, time, duration and reasons for each Outage and each reduction in Energy output;

(c)	meter readings,

(d)	maintenance reports;

(e)	invoice support records;

(f)	documents concerning compliance with Permits and applicable Laws;

(g)	records related to Development Costs;

(h)	all information the Buyer requires to verify qualification of the output from the Seller’s Plant as Clean or Renewable Electricity; and

(i)	records of the total Energy generated in each Contract Year from each of Auxiliary Fuel, Start-up Fuel and Forest-based Biomass, and records of any Auxiliary Fuel Overage, Auxiliary Fuel Energy Overage and Auxiliary Fuel Overage Credit in any Contract Year;
all consistent with Good Utility Practice.

123.	“RFP” means the “Bioenergy Call for Power – Phase I – Request for Proposals” issued by the Buyer on 6 February 2008, together with all Addenda thereto, and all other documents and forms referenced therein as forming part of the RFP.

124.	“RFP Confidentiality Agreement” means the confidentiality agreement entered into between the Seller and the Buyer as part of the RFP process, a copy of which is attached as Appendix 11 to this EPA.

125.	“Season” means any one of the following four periods in any Contract Year or part thereof:
(a)	Season 1 – February 1 through April 30;

(b)	Season 2 – System Freshet Season – May 1 through July 31;

(c)	Season 3 – August through October 31; and

(d)	Season 4 – November 1 through January 31;
126.	“Seasonal GBL” means the generator baseline for the Project in each Season during the Term, and is the amount for each Season set out in the Seasonal GBL Table, which amount will be prorated in the case of a partial Season by the ratio equal to the number of days in such partial Season divided by the number of days in a complete Season.

127.	“Seasonal GBL Table” means the table in Appendix 2 that sets out the Seasonal GBL, or as revised under section 7.10.

128.	“Seasonal Weighting Ratio” has the meaning given in Appendix 3.

129.	“Seasonally Firm Energy Amount” means in any Season after COD, the amount of Energy the Seller is required to deliver in that Season as set out in the Firm Energy Table, which amount will
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be prorated in the case of a partial Season by the ratio equal to the number of days in such partial Season divided by the number of days in a complete Season.

130.	“Seller” means the Party so identified on page one of this EPA, and its successors and permitted assigns.

131.	“Seller Confidential Information” means technical or commercial information disclosed by the Seller to the Buyer that the Seller treats, and clearly marks, as confidential prior to its disclosure to the Buyer, but excluding:
(a)	this EPA; and

(b)	information that (i) is or becomes in the public domain, other than as a result of a breach of this EPA by the Buyer, or (ii) is known to the Buyer before disclosure to it by the Seller, or becomes known to the Buyer thereafter by way of disclosure to the Buyer by any other Person who is not under an obligation of confidentiality with respect thereto.
132.	“Seller Indemnified Party” has the meaning given in section 20.2.

133.	“Seller Optional Study Report” means the report titled “Optional Study for Zelstoff Celgar Limited Partnership” prepared by the Transmission Authority for the Buyer in respect of the Project describing the interconnection upgrade requirement on the Transmission System related to the Project and associated interconnection costs.

134.	“Seller Termination Event” means:
(a)	the Buyer is Bankrupt or Insolvent;

(b)	except where an amount has been disputed in the manner specified in subsection 10.2, an amount due and payable by the Buyer to the Seller under this EPA remains unpaid for 15 days after its due date and such default has not been cured within 15 days after the Seller has given notice of the default to the Buyer; or

(c)	the Buyer is in material default of any of its covenants, representations and warranties or other obligations under this EPA, other than as set out above, and such default has not been cured within 30 days after the Seller has given notice of the default to the Buyer or, if the default cannot be cured within that 30 day period, the Buyer fails to demonstrate to the reasonable satisfaction of the Seller that the Buyer is working diligently and expeditiously to cure the default or the default is not cured within a further reasonable period of time.
135.	“Seller’s Plant” means:
(a)	before COD, the electrical generators as described in Appendix 4 and in any applicable study data, and all of the Seller’s facilities and equipment meeting the description on which the Seller Optional Study Report was based that support (i) the generation and transmission of electrical energy from such generators, and (ii) the delivery of Eligible Energy at the POI;

(b)	after COD, the electrical generators as described in Appendix 4 and all of the Seller’s facilities and equipment that support (i) the generation and transmission of electrical
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energy from such generators, and (ii) the delivery of Eligible Energy at the POI, all as built;
in each case as may be modified in accordance with this EPA.

136.	“Seller’s Plant Description” means the specifications in Appendix 4, as revised from time to time with the prior consent of the Buyer.

137.	“Start-up Fuel” means that quantity of Auxiliary Fuel, expressed in GJ, that is used in a “black start” or “cold start” of generation facilities, from the time when Fuel is first combusted until the time when generation is stabilized.

138.	“Station Service” means electrical energy required to service the Seller’s Plant, including electrical energy required for fuel preparation.

139.	“Super-Peak Hours” has the meaning given in Appendix 3.

140.	“Term” has the meaning given in section 2.1.

141.	“Terminating Party” has the meaning given in section 16.6.

142.	“Termination Payment” means the amount payable by the Seller to the Buyer or the amount payable by the Buyer to the Seller pursuant to section 16.4 or 16.5, as the case may be.

143.	“Test Energy” means Metered Energy delivered at the POI (i) during any successful test pursuant to subsection 5.2(b), and (ii) if COD is achieved at 24:00 PPT on the day on which such test is concluded, during the period after the test and before COD, but excluding:
(a)	all Metered Energy that at any time exceeds the Plant Capacity multiplied by one hour; and

(b)	that portion of Metered Energy delivered in any Season that is less than the Applicable Seasonal GBL, provided that in the case of any Season which is not a complete Season, the Applicable Seasonal GBL shall be prorated on a daily basis.
144.	“Time of Delivery Table” has the meaning given in Appendix 3.
145.	“Tracking System” has the meaning given in section 9.4.

146.	“Total Allowable Energy” means in each Season, the product of the Plant Capacity and the number of hours in that Season.

147.	“Transmission Authority” means the British Columbia Transmission Corporation or any successor thereto.

148.	“Transmission Network Upgrades” means those additions, modifications and upgrades that are integrated with and support the Transmission System for the general benefit of all users of the Transmission System identified in the Network Integration Transmission Service study, initiated by the Buyer and as determined by the Transmission Authority.

149.	“Transmission System” means the transmission, substation, protection, control and communication facilities (i) owned by the Buyer or by the Transmission Authority, and (ii)
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operated by the Transmission Authority in British Columbia, and includes all additions and modifications thereto and repairs or replacements thereof.

150.	“Transmission System Outage” means any Outage, suspension, constraint or curtailment in the operation of the Transmission System preventing or limiting physical deliveries of Eligible Energy at the POI.

151.	“UCA” means the Utilities Commission Act (British Columbia).

152.	“WECC” means the Western Electricity Coordinating Council or any successor organization of which the Buyer is a member.
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APPENDIX 2
ENERGY PROFILE
Part I – Seasonally Firm Energy Profile
The Seasonally Firm Energy Amounts are set forth in this Part I.

Seasonally Firm Energy
(MWh)
Season 1	*
(February 1 to April 30)
Season 2 – System Freshet	*
(May 1 to July 31)
Season 3	*
(August 1 to October 31)
Season 4	*
(November 1 to January 31)
Part II – Seasonal GBL Table
The Seasonal GBL Table is as set out in this Part II.

Seasonal GBL
(MWh)
Season 1	*
(February 1 to April 30)
Season 2 – System Freshet	*
(May 1 to July 31)
Season 3	*
(August 1 to October 31)
Season 4	*
(November 1 to January 31)
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Appendix 2- 1

APPENDIX 3
ENERGY PRICE – SEASONALLY FIRM
1.	Definitions and Interpretation

1.1	Definitions - In this Appendix 3 or elsewhere in this EPA, the following words and phrases have the following meanings:
(a)	“Auxiliary Fuel Annual Baseline” means *GJ.

(b)	“Auxiliary Fuel Energy Overage” means Eligible Energy generated in any Contract Year from any Auxiliary Fuel Overage for that Contract Year.

(c)	“Auxiliary Fuel Overage” means that portion, if any, of Auxiliary Fuel, excluding Start-up Fuel, and determined in GJ per Contract Year, that is used in any Contract Year to generate Eligible Energy and that exceeds the Auxiliary Fuel Annual Baseline for that Contract Year.

(d)	“Auxiliary Fuel Overage Credit” means, with respect to any Contract Year, the amount (in dollars) equal to:
(i)	the Auxiliary Fuel Energy Overage for that Contract Year, if any; multiplied by

(ii)	the EFEP for that Contract Year (or “EFEPCY”) calculated as follows:
EFEPCY = {(P1 * M) + [P2 * (12 — M)]} / 12
where:
P1 = EFEP in the period of the Contract Year preceding January 1 in that Contract Year;

P2 = EFEP in the period of the Contract Year following January 1 in that Contract Year;

M = the number of months or portion thereof of the Contract Year preceding January 1 in that Contract Year.
(e)	“Avoidable Costs” means, where the Seller is deemed to have generated Eligible Energy in any month pursuant to section 7.8:
(i)	the dollar amount equal to (A) the average heat rate applicable to the conversion of Fuel to Energy in that month (in GJ/MWh), multiplied by (B) the average unit cost of the Fuel in that month (in $/GJ), multiplied by (C) the amount of such deemed Eligible Energy; plus

(ii)	the dollar amount of any other costs the Seller avoided, or could have avoided through commercially reasonable efforts, as a result of not generating Eligible Energy equal to such deemed Eligible Energy.
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(f)	“CPI” means the Consumer Price Index for British Columbia, All Items (Not Seasonally Adjusted) as published by Statistics Canada, adjusted or replaced in accordance with subsection 1.2(f) of this Appendix.

(g)	“EFEP”, or “Escalated Firm Energy Price”, has the meaning given in section 3.1 of this Appendix.

(h)	“Interim Monthly Firm Energy Amount” means either:
(i)	in any month where the number of hours during which the Seller’s Plant was subject to an Outage does not exceed 24, the lesser of (A) the Eligible Energy in that month, and (B) one-third of the Seasonally Firm Energy Amount for the Season in which the month occurs; or

(ii)	in any month where the number of hours during which the Seller’s Plant was subject to an Outage exceeds 24, the lesser of (A) the Eligible Energy in that month, and (B) an amount equal to one-third of the Seasonally Firm Energy Amount for the Season in which the month occurs divided by the number of hours in that month multiplied by the number of hours in that month during which the Seller’s Plant was not subject to an Outage.
(i)	“Interim Monthly Non-Firm Energy Amount” means the total Eligible Energy in the month less the Interim Monthly Firm Energy Amount.

(j)	“Monthly Firm Energy Weighting Ratio” means, in any month, the ratio of the Interim Monthly Firm Energy Amount to the total Eligible Energy in that month.

(k)	“NFEPA Table” means the table set forth at Part II of Schedule A to this Appendix.

(l)	“NFEPB”, or “Option B Non-Firm Energy Price”, means, in any month:
(i)	for Non-Firm Energy delivered during Off-Peak Hours in that month, the lesser of:
(A)	the average Dow Jones Mid-C Daily Non-Firm Off-Peak Index for the month and converted to Canadian dollars using the monthly average Bank of Canada Daily “noon rate” for the month; and

(B)	US$250/MWh escalating at CPI from January 1, 2008;
(ii)	for Non-Firm Energy delivered during Peak Hours in that month, the lesser of:
(A)	the average Dow Jones Mid-C Daily Non-Firm On-Peak Index for the month and converted to Canadian dollars using the monthly average Bank of Canada Daily “noon rate” for the month multiplied by the quotient of the Peak TDF (as defined in section 3.1 of this Appendix) for the month divided by the On-Peak TDF (as defined in section 3.1 of this Appendix) for the month; and

(B)	US$250/MWh escalating at CPI from January 1, 2008;
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(iii)	for Non-Firm Energy delivered during Super-Peak Hours in that month, the lesser of:
(A)	the average Dow Jones Mid-C Daily Non-Firm On-Peak Index for the month and converted to Canadian dollars using the monthly average Bank of Canada Daily “noon rate” for the month multiplied by the quotient of the Super-Peak TDF (as defined in section 3.1 of this Appendix) for the month divided by the On-Peak TDF (as defined in section 3.1 of this Appendix) for the month; and

(B)	US$250/MWh escalating at CPI from January 1, 2008;
provided that if, in any month, the applicable average Dow Jones Index is less than zero, the NFEPB in that month shall be deemed to be zero.

(m)	“Off-Peak Hours” means all hours other than Super-Peak Hours and Peak Hours.

(n)	“On-Peak Hours” means all Peak Hours and Super-Peak Hours.

(o)	“Peak Hours” means the hours commencing at 06:00 PPT and ending at 16:00 PPT, and commencing at 20:00 PPT and ending at 22:00 PPT, Monday through Saturday inclusive, but excluding British Columbia statutory holidays.

(p)	“Seasonal Firm Energy Weighting Ratio” means, in any Season, the ratio of the Seasonally Firm Energy Amount for that Season to the total Eligible Energy in the Season.

(q)	“Super-Peak Hours” means the hours commencing at 16:00 PPT and ending at 20:00 PPT Monday through Saturday inclusive, but excluding British Columbia statutory holidays.

(r)	“Time of Delivery Table” means the table set forth in Part I of Schedule A to this Appendix.
1.2	Interpretation - All payments shall be calculated applying the following principles:
(a)	all payment calculations shall be rounded to the nearest cent;

(b)	all prices shall be expressed in $/MWh rounded to two decimal places;

(c)	Eligible Energy shall be expressed in MWh rounded to two decimal places;

(d)	any escalators or percentages shall be expressed as a percentage and shall be rounded to one decimal place (i.e., 0.0%);

(e)	each of the average Dow Jones Mid-C Daily Non-Firm On-Peak Index and average Dow Jones Mid-C Daily Non-Firm Off-Peak Index shall be expressed in US$/MWh; and

(f)	if Statistics Canada, or the then recognized statistical branch of the Canadian Government:
(i)	computes, at any time after the Effective Date, the CPI on a basis different to that employed at the Effective Date, then the CPI shall be converted using the appropriate formula recommended by Statistics Canada, or the then recognized statistical branch of the Canadian Government;
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(ii)	at any time ceases to publish or provide the CPI, then the provisions of section 1.9 shall apply;

(iii)	has not published the CPI for a relevant period at the time the Seller is required to provide the Buyer with an invoice, the Seller shall prepare the invoice based on the CPI in effect at the time the invoice is issued and when the CPI for the relevant period is published, the Seller shall recalculate the invoice amounts in the next succeeding invoice and shall include a credit or debit, without interest, in the next succeeding invoice based on the results of the recalculation; or

(iv)	recalculates the CPI within 36 months after an invoice affected by that CPI calculation has been issued, then the Seller shall recalculate the invoice amounts for the relevant period in the next succeeding invoice and shall include a credit or debit, without interest, in the next succeeding invoice based on the results of the recalculation.
2.	Pre-COD Energy

2.1	No price is payable by the Buyer for Energy, if any, delivered to the Buyer before COD, except as set out in section 2.2 of this Appendix.

2.2	The price payable by the Buyer for Test Energy in respect of which the Seller has not given a notice under section 7.1 is $50.00/MWh. If the Seller’s Plant does not satisfy the requirements of section 5.2, no price is payable by the Buyer for any Energy generated during the test period specified in subsection 5.2(b).

3.	Post-COD Energy

3.1	Firm Energy - The price payable by the Buyer, for each MWh of Firm Energy in each hour during any year “N” of the Term is the “EFEPN” (or “Escalated Firm Energy Price” for year N) multiplied by the applicable TDF, calculated as follows:
“EFEPN” = EFEP0, adjusted pursuant to section 3.2 of this Appendix;
where:
“EFEP0” = FEP + (CIS * ISA / $1,000,000) expressed in $/MWh;

“TDF” (or “Time of Delivery Factor”) means, for each hour, the applicable % from the Time of Delivery Table in Part I of Schedule A to this Appendix, and provided further that:
(a)	“Off-Peak TDF” means the applicable % from the Time of Delivery Table for all Off-Peak Hours of the month;

(b)	“Peak TDF” means the applicable % from the Time of Delivery Table for all Peak Hours of the month;

(c)	“Super-Peak TDF” means the applicable % from the Time of Delivery Table for all Super-Peak Hours of the month; and
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(d)	“On-Peak TDF” means the applicable % from the Time of Delivery Table for all On-Peak Hours of the month;
“FEP” (or “Firm Energy Price”) = */MWh;

“CIS” (or “Cost of Interconnection Security”) =*/MWh;

“ISA” (or “Interconnection Security Amount”) = (a) the amount of the cost estimate of Interconnection Network Upgrades that is set out in the Seller Optional Study Report, minus (b) the amount of all incremental costs incurred by the Buyer as a result of any change to the Seller’s Plant, as described in section 4.5 and including any incremental Network Upgrade Costs.
3.2	CPI Adjustment for EFEP – EFEP0 shall be adjusted effective as of January 1 in each year “N” after the Effective Date in accordance with the following applicable formula:
EFEPN (or EFEP for year N) = EFEP0 * {[FEPPPRE * (CPIY / CPIJan 1, 2008 – 1)] + 1}

* {[FEPPPOST * (CPIJan 1, N / CPIY – 1)] + 1}
where:
“Y” = first day of the month in which the earlier of COD and Guaranteed COD occurs;

“N” = all years after the year in which date Y occurs;

“FEPPPRE” (or “Firm Energy Price Percentage Pre-COD”) = *, being the % of EFEP that is subject to escalation from January 1, 2008 to date Y;

“FEPPPOST” (or “Firm Energy Price Percentage Post-COD”) = *, being the % of the EFEP that is subject to escalation from date Y;

“CPIJan 1, N” = CPI applicable on January 1 of year N;

“CPIY” = CPI applicable on date Y.
3.3	Non-Firm Energy - The price payable by the Buyer, for each MWh of Non-Firm Energy in each hour of the month during any year of the Term shall be calculated as follows:
(1 — L) * [(NFEPPA * ENFEPA * TDF) + (NFEPPB * NFEPB)], expressed in $/MWh.
where:
“L” (or “Losses”) = *;

“NFEPPA” (or “Option A Non-Firm Energy Price Percentage”) = *, being the % of Non-Firm Energy that is paid the NFEPA;

“ENFEPA” (or “Option A Escalated Non-Firm Energy Price”) means, for each year of the Term, the NFEPA, as adjusted pursuant to section 3.4 of this Appendix;
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“NFEPA” means the price from the NFEPA Table in Part II, Schedule A to this Appendix for the applicable year, expressed in $/MWh;

“TDF” has the meaning given in section 3.1 of this Appendix;

“NFEPPB” (or “Option B Non-Firm Energy Price Percentage”) = *, being the % of Non-Firm Energy that is paid the NFEPB;

“NFEPB” has the meaning given in section 1.1 of this Appendix.
3.4	CPI Adjustment for NFEPA — NFEPA shall be adjusted effective as of January 1 in each year after the Effective Date in accordance with the following applicable formula:
(ENFEPA)N = (NFEPA)N * CPIJan 1, N / CPIJan 1, 2008
where:
(NFEPA)N = NFEPA for year N from the NFEPA Table in Part II, Schedule A to this Appendix;

N = all years after 2008;

CPIJan 1, N = the CPI applicable on January 1 of year N.
3.5	Auxiliary Fuel Overage Credit - The Seller shall pay to the Buyer the Auxiliary Fuel Overage Credit arising in any Contract Year not later than the 15th day of the second month following the end of such Contract Year. The Seller may satisfy any Auxiliary Fuel Overage Credit that arises in any Contract Year by showing such Auxiliary Fuel Overage Credit as a credit owing to the Buyer in the statement delivered to the Buyer pursuant to section 10.1 in the second month following the end of such Contract Year.

3.6	Avoidable Costs - There shall be deducted from the price payable for deemed Eligible Energy under section 7.8 in each month an amount equal to Avoidable Costs in respect of such deemed Eligible Energy. On each monthly statement delivered to the Buyer pursuant to section 10.1, which includes an amount for such deemed Eligible Energy, the Seller shall show as a credit owing to the Buyer the Avoidable Costs for the month to which that statement relates.

4.	Interim Monthly Volume Allocation for Billing

4.1	Volume Allocation – For the first two months of each Season the Seller shall prepare the monthly invoice described in section 10.1 in accordance with the following provisions:
(a)	the amount of Firm Energy in the Peak Hours, Super-Peak Hours, and Off-Peak Hours in each of the first two months of each Season will be calculated by multiplying the Monthly Firm Energy Weighting Ratio by the Eligible Energy in each time of delivery period in the month (Peak Hours, Super-Peak Hours and Off-Peak Hours). The amount of Non-Firm Energy in the Peak Hours, Super-Peak Hours, and Off-Peak Hours in each of the first two months of each Season is the total Eligible Energy in the month minus the amount of Firm Energy in that month determined in accordance with the immediately preceding sentence;
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(b)	the Buyer shall pay the amount determined in accordance with section 3.1 of this Appendix 3 for the Interim Monthly Firm Energy Amount in each of the first two months of each Season; and

(c)	for the Interim Monthly Non-Firm Energy Amount in each of the first two months of each Season, the Buyer shall pay the amount that would be payable for that Energy pursuant to section 3.3 of this Appendix 3 if NFEPPA were equal to 100%.
4.2	Partial Seasons – The interim monthly volume allocation and payment provisions set out in this Article 4 will apply only to full months during the Term. Energy deliveries during a partial month in the Term will not be calculated or paid for until the end of the applicable Season and will be included in the final statement for the Season prepared in accordance with Article 5 of this Appendix.

5.	Seasonal Reconciliation
5.1	Following the end of the third month in each Season the Seller shall prepare an invoice for the Season in accordance with the provisions of section 10.1 and in accordance with the following:
(a)	The amount of Firm Energy in the Peak Hours, Super-Peak Hours, and Off-Peak Hours in each month of the Season will be calculated by applying the Seasonal Firm Energy Weighting Ratio to the Eligible Energy in each time of delivery period (Peak Hours, Super-Peak Hours, and Off-Peak Hours) in each month in that Season. The amount of Non-Firm Energy in the Peak Hours, Super-Peak Hours, and Off-Peak Hours in each month of each Season is the total Eligible Energy in the month minus the amount of Firm Energy in that month determined in accordance with the immediately preceding sentence;

(b)	The price payable by the Buyer for each MWh of Firm Energy and Non-Firm Energy in each time of delivery period as determined in accordance with this Article 5 shall be as set out in Article 3 of this Appendix 3.

(c)	The statement shall set out the total amount owing for the Eligible Energy in the Season calculated in accordance with subsections 5.1(a), (b) and (d) of this Appendix 3 less the interim amounts paid by the Buyer for the previous two months of the Season calculated in accordance with section 4 of this Appendix 3. If the interim amounts paid by the Buyer for the previous two months of the Season exceed the final amount owing for the Eligible Energy in the Season calculated in accordance with this Article 5, the Seller shall refund the excess payments to the Buyer by the 30th day of the first month of the Season immediately following the Season in which the overpayments occurred. If the interim amounts paid by the Buyer for the previous two months of the Season are less than the final amount owing for the Eligible Energy in the Season calculated in accordance with this Article 5, the Buyer shall pay the Seller the difference in accordance with the provisions of section 10.2.

(d)	The statement shall set out the amount of Eligible Energy to be purchased by the Buyer in the Season (“Net Purchase AmountS”) determined in accordance with the following formula:
Net Purchase AmountS = Total Metered EnergyS – [Seasonal GBL * (1 – Line Losses]
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where:
“S” = the applicable Season; and

“Total Metered EnergyS” = the total Metered Energy in the Season, as measured by the Metering Equipment.
If the Net Purchase AmountS is negative, no amount is payable by the Buyer to the Seller.
6.	No Further Payment
6.1	The amounts payable by the Buyer as specified in this Appendix 3 are the full and complete payment and consideration payable by the Buyer for all Eligible Energy under this EPA.
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Appendix 3- 8

SCHEDULE A
Tables
Part I – Time of Delivery Table
The Time of Delivery Table is as set forth in this Part I. The On-Peak column represents a time-weighted average of Super-Peak TDF and Peak TDF.

Month	Time of Delivery Factor (TDF)
	Super-Peak	Peak	Off-Peak	On-Peak
January	141%	122%	105%	127%
February	124%	113%	101%	116%
March	124%	112%	99%	115%
April	104%	95%	85%	97%
May	90%	82%	70%	84%
June	87%	81%	69%	83%
July	105%	96%	79%	98%
August	110%	101%	86%	103%
September	116%	107%	91%	109%
October	127%	112%	93%	116%
November	129%	112%	99%	116%
December	142%	120%	104%	126%
Part II – NFEPA Table
The NFEPA Table is as set out in this Part II. All amounts are expressed in $/MWh, and are to be escalated at CPI from January 1, 2008 in accordance with section 3.4 of Appendix 3.

	NTH YEAR OF THE DECADE
Decade	0	1	2	3	4	5	6	7	8	9
200N	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	49.6	49.9
201N	43.5	40.2	43.0	45.4	48.5	48.5	45.6	47.8	49.7	53.6
202N	59.1	59.2	59.5	60.2	60.3	61.7	62.6	63.8	64.6	65.6
203N	66.6	67.6	68.6	69.3	70.0	70.7	71.4	72.1	72.8	73.6
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APPENDIX 4
SELLER’S PLANT DESCRIPTION
For clarity, the Seller’s Plant includes or will include only the equipment and structures listed in sections 2 and 3 of this Appendix 4.
1. Location: The Seller’s Plant is situated on a portion of the property located at: 1921 Arrow Lakes Drive, PO Box 1000, Castlegar, British Columbia, Canada, V1N 3H9.
The approximate latitude and longitude of the site of the power house(s) forming part of the Seller’s Plant is: 49.33 (49°20’) (latitude) and 117.72 (-117°43’) (longitude).
2. Principal Equipment: The Seller’s Plant includes the following principal equipment:

Description of
Type of Equipment	Function/Location	Key Technical Parameters
*	*	*
*	*	*
*	*	*
*	*	*
     3. Key Structures: The Seller’s Plant includes the following key structures:

Structure	Location	Description of Structure
*	*	*
*	*	*
4. Access Roads: Access to the site on which the Seller’s Plant is located is via “Mill Road” which is owned by: Zellstoff Celgar Limited Partnership. Mill Road is connected to Arrow Lakes Drive, which is owned by the British Columbia Ministry of Transportation and Infrastructure.
5. Interconnection Facilities: As described in the Seller Optional Study Report dated June 2008.
•	The POI (of the Transmission System/Fortis System) has the meaning given to it in Appendix 1 of the EPA;

•	A description of the infrastructure between the Seller’s Plant and the FortisBC point of Interconnection and a copy of the wheeling agreement between the Seller and FortisBC for delivery of energy to the POI. The point of Interconnection between the Seller and the Fortis System will be the FortisBC side of the load disconnect switch near the Celgar substation which is located near the Mill. The point of Interconnection with FortisBC and the Transmission System is the POI. Please see the Interconnection Study and FortisBC letter for further details; and
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Appendix 4- 1

•	Description of metering facilities and configuration: A revenue quality metering installation at each of the generator breakers of the existing and the proposed new turbo-generators.

•	There are two existing revenue quality metering installations at the 63 kV Point of Interconnection with the Fortis System, one owned by FortisBC and one owned by the Seller. The Buyer will consult with the Seller in order to verify that the installation is adequate and acquire the necessary access to remotely interrogate that metering installation. The Seller will pay for any improvements that may be required to achieve the desired functionality. Alternatively if the Buyer determines the Seller’s metering installation to be inadequate the Buyer will coordinate and consult with FortisBC in order to assure that the installation is adequate and acquire the necessary access to remotely interrogate such metering installation. The Seller will facilitate such coordination and consultation, and pay for any improvements that may reasonably be required to achieve the desired functionality.
6.	Plant Capacity: *MW.

7.	Incremental Seller’s Plant: A description of the alterations that the Seller is proposing to make to the Seller’s Plant to enable the generation of Firm Energy (the “Incremental Seller’s Plant”) is attached as Schedule 1 hereto.

8.	Site Layout: A depiction of the layout of the key facilities in the Seller’s Plant is attached as Schedule 2 hereto.

9.	Seller Interconnection Reports: The data and assumptions set forth in the Seller Optional Study Report, the Fortis Interconnection Report and the Fortis BC letter are attached as Schedule 3 hereto.

10.	Electricity Distribution and Generation System: A depiction of the electricity distribution and generation system at the Seller’s Plant, including all metering points, is attached as Schedule 4 hereto.
Celgar Green Energy

Appendix 4- 2

SCHEDULE 1
Incremental Seller’s Plant
*
Celgar Green Energy

Appendix 4- 3

SCHEDULE 2
Site Layout
*
Celgar Green Energy

Appendix 4- 4

SCHEDULE 3
Seller Interconnection Reports – Data and Assumptions
*
Celgar Green Energy

Appendix 4- 5

SCHEDULE 4
Electricity Distribution and Generation System
*
Celgar Green Energy

Appendix 4- 6

APPENDIX 5
FUEL PLAN
Fuel Plan No. 1
Part I – Forest-based Biomass Volumes
1.	Definitions - In this Appendix 5, the following words and phrases have the following meanings:
(a)	“Category A” means Forest-based Biomass that is comprised of mill solid wood residues (hog fuel, sawdust, chips and/or chunks) and pulp mill residues (hog fuel and black liquor);

(b)	“Category B” means Forest-based Biomass that is comprised of roadside and landing residues;

(c)	“Category C” means Forest-based Biomass that is comprised of biomass derived from standing timber;

(d)	“X” indicates the approximate volume of the relevant category of Forest-based Biomass that is expected to be consumed in Energy generation up to the Annual GBL; and

(e)	“Y” indicates the approximate volume of the relevant category of Forest-based Biomass that is expected to be consumed in Energy generation in excess of the Annual GBL.

	Category A		Category B		Category C
Year	(metric tonnes)		(metric tonnes)		(metric tonnes)
	X	Y	X	Y	X	Y
2010	*	*	*	*	*	*
2011	*	*	*	*	*	*
2012	*	*	*	*	*	*
2013	*	*	*	*	*	*
2014	*	*	*	*	*	*
2015	*	*	*	*	*	*
Part II – Fuel Allocation

Year	Forest-based Biomass	Auxiliary Fuel
	(GJs)	(GJs)
2010	*	*
2011	*	*
2012	*	*
2013	*	*
2014	*	*
2015	*	*
Celgar Green Energy

Appendix 5- 1

APPENDIX 6
COD CERTIFICATE
CELGAR GREEN ENERGY PROJECT
TO: British Columbia Hydro and Power Authority (the “Buyer”)
RE: Electricity Purchase Agreement (“EPA”) made as of    •   , 2008 between the Buyer and Zellstoff Celgar Limited Partnership represented by its general partner, Zellstoff Celgar Limited (the “Seller”) for Celgar Green Energy Project
I, [name of senior officer], in my capacity as [title of senior officer] of the Seller, and not in my personal capacity, certify on behalf of the Seller that:
1. Defined Terms — Words and phrases having initial capitalized letters in this Certificate have the meanings given in the EPA.
2. COD Requirements — The Seller has satisfied the requirements for COD as set out in section 5.2 of the EPA. Attached to this Certificate is all evidence required to demonstrate that the Seller has satisfied all such requirements.
3. No Material Default — No event which constitutes a Buyer Termination Event under subsection (a) or (g) of the definition of Buyer Termination Event in Appendix 1 to the EPA has occurred. The Seller has obtained all Material Permits and is not in material default under any Material Permit (and all Material Permits are in full force and effect), any tenure agreement for the site on which the Seller’s Plant is located or the Interconnection Agreement.
          Dated this                      day of                                          , 2___.

[name of senior officer]

[title of senior officer]
[Note to Seller: Attach to the COD Certificate in tabbed format all documents and evidence required under section 5.2 of the EPA. Where documents have previously been provided to the Buyer, so indicate and attach a copy of the letter transmitting such documents to the Buyer.]
Celgar Green Energy

Appendix 6- 1

APPENDIX 7
SAMPLE FORM PERFORMANCE SECURITY / INTERCONNECTION
SECURITY LETTER OF CREDIT
\[Issuing Financial Institution Name & Address] Date of Issue: [Date]

Irrevocable Standby Letter of Credit

[Number]

Applicant:	Beneficiary:

[Seller Name and Address]	British Columbia Hydro and Power Authority
At the request and for the account of the Applicant, we hereby establish in favour of the Beneficiary our irrevocable standby Letter Of Credit No. ([Number]) (hereinafter called the “Letter of Credit”) for an amount not exceeding [Currency and Amount both in letters and numbers].
We, [Financial Institution Name and Address] hereby unconditionally and irrevocably undertake and bind ourselves, and our successors and assigns, to pay you immediately, the sum, which you claim upon receipt of the following documents:
(1)	your signed written demand specifying the amount claimed (not exceeding [Dollar Amount]), and certifying that such amount is due to you by the Applicant under the terms of an Electricity Purchase Agreement between you and the Applicant made as of [Date]; and

(2)	this original Letter of Credit must be presented with your demand for payment for endorsement purposes.
Partial drawings are allowed. The amount of this Letter of Credit shall be automatically reduced by the amount of any drawing paid hereunder.
This Letter of Credit takes effect from the date of issue set forth above, and shall remain valid until [Date]. However, it is a condition of this Letter of Credit that it shall be automatically extended without notice for a further one year period from the present or any future expiry date unless at least ninety (90) days prior to such expiry date we notify you in writing by courier or registered mail at your address above that we elect not to consider this Letter of Credit to be extended for any additional period.
This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce (Publication No. 500). This Letter of Credit is governed
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Appendix 7- 1

by the laws applicable in the Province of British Columbia. The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia. The number of this Letter of Credit must be quoted on all documents required hereby. Notwithstanding Article 18 of said publication, if this Letter of Credit expires during an interruption of business as described in Article 18, we agree to effect payment if this Letter of Credit is drawn within 15 days after resumption of normal business.

Authorized Signing Officer	Authorized Signing Officer

[Financial Institution Name]	[Financial Institution Name]
Celgar Green Energy

Appendix 7- 2

APPENDIX 8
SAMPLE FORM LENDER CONSENT AGREEMENT
(See section 17.3)
THIS AGREEMENT is made as of                      ___, 20 ,
AMONG:
BRITISH COLUMBIA HYDRO AND POWER AUTHORITY, a corporation continued under the Hydro and Power Authority Act, R.S.B.C. 1996, c. 212, having its head office at 333 Dunsmuir Street, Vancouver, British Columbia, V6B 5R3,
(the “Buyer”)
AND:
[COMPANY], a company under the laws of                      having an address at                                                             _,
(the “Company”)
AND:
[LENDER], a                      under the laws of                      having an address at                                                             ,
(the “Lender”).
WHEREAS:
A. The Buyer and the Company entered into an Electricity Purchase Agreement made as of                                          (as amended from time to time, the “EPA”);
B. The Company has obtained certain credit facilities (the “Credit”) from the Lender for the purposes of financing the design and construction of the Incremental Seller’s Plant, and the operation and maintenance of the Seller’s Plant (as defined in the EPA);
C. To secure the due payment of all principal, interest (including interest on overdue interest), premium (if any) and other amounts payable in respect of the Credit and the due performance of all other obligations of the Company under the Credit, the Company has granted certain security to and in favour of the Lender, including an assignment of the right, title and interest of the Company under the EPA and security on the Seller’s Plant (collectively, the “Lender Security”); and
D. The Lender has requested the Buyer to enter into this Agreement confirming certain matters.
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the sum of $10 and other good and valuable consideration now paid by each of the Company and the Lender
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Appendix 8- 1

to the Buyer (the receipt and sufficiency of which are hereby acknowledged by the Buyer), the parties covenant and agree that:
1. Additional Definitions: In this Agreement, including the recitals:
(a)	“Assumption Notice” means a notice given by the Lender to the Buyer pursuant to subsection 6.1(a) of this Agreement;

(b)	“Default or Termination Notice” means a notice given to the Company by the Buyer under the EPA that, with or without the lapse of time, entitles, or shall entitle, the Buyer to terminate the EPA, subject to rights, if any, of the Company to cure the default or other circumstance in respect of which the notice is given;

(c)	“Receiver” means a receiver, manager or receiver-manager appointed or designated by, or on the initiative of, the Lender; and

(d)	words and phrases defined in the EPA, and not otherwise defined herein, when used herein have the meanings given in the EPA.
2. EPA Amendments: The Buyer and the Company acknowledge and agree that the EPA is in full force and effect, and that the EPA, as originally executed, has been amended only by the documents attached hereto as Schedule A.
3. Buyer Confirmations Concerning the EPA: The Buyer confirms to the Lender that:
(a)	the EPA has been duly authorized, executed and delivered by the Buyer;

(b)	the Buyer has not received any notice of assignment by the Company of all or any part of their right, title and interest in and to the EPA, except to the Lender;

(c)	the Buyer has not given any Default or Termination Notice;

(d)	the Buyer is not aware of any default or other circumstance that would entitle the Buyer to give a Default or Termination Notice, provided however that the Buyer has not undertaken any investigation or due diligence in respect of this confirmation; and

(e)	the Buyer shall not enter into any agreement with the Company to materially amend the EPA, or enter into any agreement with the Company to terminate the EPA, without giving the Lender not less than 30 days’ prior written notice.
4. Assignment of EPA to Lender:
4.1 Buyer Acknowledgement: The Buyer acknowledges receipt of notice of, and consents to, the assignment by the Company to the Lender of all the right, title and interest of the Company in and to the EPA made pursuant to and in accordance with the Lender Security.
4.2 Lender Acknowledgement: The Lender acknowledges that:
(a)	it has received a copy of the EPA; and
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Appendix 8- 2

(b)	the assignment by the Company to the Lender of the EPA pursuant to the Lender Security is subject in all respects to the terms and conditions of the EPA and this Agreement.
4.3 Confidentiality: The Lender covenants and agrees with the Buyer to be bound by the provisions of Article 21 of the EPA regarding confidentiality, as if an original signatory thereto.
4.4 Company Representation: The Company represents and warrants to the Buyer that the Lender is the only person, other than the Buyer, to whom it has granted a security interest in the EPA or the Seller’s Plant.
5. EPA Notices: The Buyer covenants and agrees with the Lender that, except as hereinafter otherwise permitted, the Buyer:
(a)	shall give the Lender a copy of any Default or Termination Notice concurrently with, or promptly after, any such notice is given to the Company;

(b)	shall not exercise any right it may have to terminate the EPA or any right pursuant to Article 15 of the EPA until the later of: (i) the date that is 45 days after the date on which the Buyer delivered to the Lender a copy of the Default or Termination Notice entitling the Buyer to terminate or exercise any right pursuant to Article 15 of the EPA; and (ii) the date on which the Buyer is entitled to terminate or exercise any right pursuant to Article 15 of the EPA;

(c)	shall not, provided that there is no other Buyer Termination Event under the EPA, terminate the EPA based on the Bankruptcy or Insolvency of the Seller if the Lender is promptly and diligently prosecuting to completion enforcement proceedings under the Lender Security until 30 days after the expiry of any court ordered period restricting the termination of the EPA; and

(d)	shall not exercise any right it may have under section 10.5 of the EPA to deduct any amounts owing by the Seller to the Buyer under the EPA from amounts owing by the Buyer to the Seller under the EPA until the date that is 15 days after the date the Buyer provides the Lender with a copy of the notice delivered by the Buyer to the Seller under section 10.5 of the EPA.
Nothing in this Agreement prevents or restricts: (i) the exercise by the Buyer of any other right or remedy that it may be entitled to exercise under or in relation to the EPA; or (ii) the right of the Lender to cure, or cause the cure of, any default of the Company under the EPA that would be curable by the Company, whether or not an Assumption Notice is given.
6. Realization by Lender:
6.1 Assumption Notice and/or Sale: If the Company has defaulted under the Credit or the Lender Security and the Lender has elected to take possession of the Seller’s Plant, either by a Receiver or in any other way, pursuant to the Security, the Lender shall either:
(a)	give the Buyer written notice (an “Assumption Notice”) stating that the Lender is assuming the EPA, whereupon:
(i)	the Lender shall be entitled to all the rights and benefits, and shall have assumed, and shall perform and discharge, all the obligations and liabilities, of the
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Appendix 8- 3

Company under the EPA, and the Lender shall be a party to, and bound by, the EPA as if an original signatory thereto in the place and stead of the Company;

(ii)	notwithstanding subparagraph (i), the Lender shall not be liable to the Buyer for defaults of the Company occurring before the Assumption Notice is given, except to the extent that such defaults continue thereafter; provided however that the Buyer may at any time before or after such notice is given exercise any rights of set-off in respect of any such prior default under or in relation to the EPA which the Buyer would otherwise be entitled to exercise; or
(b)	give written notice to the Buyer that the Lender wishes to cause the Company to assign all of the Company’s right, title and interest in and to the EPA and the Seller’s Plant to a third person or persons, subject however to the Company and the assignee complying with all provisions of the EPA relative to such assignment.
The Buyer agrees that if the Lender enters the Seller’s Plant for the purpose of viewing or examining the state of repair, condition or operation thereof such shall not constitute taking possession thereof.
6.2 Lender Liability and Release: The Lender assumes no liability to the Buyer under the EPA unless and until the Lender gives an Assumption Notice. Thereafter, if the Lender completes an assignment to a third person or persons pursuant to and in accordance with the applicable provisions of the EPA, the Lender shall be released from all liability and obligations of the Company to the Buyer under the EPA accruing from and after completion of that assignment.
6.3 Company not Released: Nothing in this Agreement, and neither the giving of an Assumption Notice, nor any assignment pursuant to subsection 6.1(b) of this Agreement releases the Company from its obligations and liabilities to the Buyer under and in relation to the EPA.
6.4 Receiver Included: References in this section 6 to the Lender include a Receiver.
7. Notices: Any notice required or permitted to be given under this Agreement must be in writing and may be given by personal delivery, or by transmittal by facsimile, addressed to the respective parties as follows:

(a)	Buyer at:

British Columbia Hydro and Power Authority

Attention:

Facsimile No.:

(b)	[Company] at:

Attention:

Facsimile No.:

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Appendix 8- 4

(c)	[Lender] at:

Attention:

Facsimile No.:

Notices given by facsimile shall be deemed to be received on the Business Day next following the date of transmission.
8. Choice of Law: This Agreement is governed by British Columbia law, and the laws of Canada applicable therein.
9. Jurisdiction: Each party to this Agreement attorns irrevocably and unconditionally to the courts of the Province of British Columbia, and to courts to which appeals therefrom may be taken, in connection with any action, suit or proceeding commenced under or in relation to this Agreement. Notwithstanding the foregoing, the Lender acknowledges that upon an Assumption Notice being given, the Lender shall become party to, and bound by, the agreements to arbitrate contained in section 22.6 of the EPA.
10. Termination: This Agreement, and all rights and liabilities among the parties hereunder shall terminate upon the full and final discharge of all of the Lender Security. The Lender shall give the Buyer prompt notice of the full and final discharge of all of the Lender Security.
11. Amendment: This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.
12. Enurement: This Agreement enures to the benefit of, and is binding upon, the parties hereto, and their respective successors and permitted assigns.
13. Counterparts: This Agreement may be executed by facsimile and in any number of counterparts, each of which is deemed an original, and all of which together constitute one and the same document.
14. Effective Date: This Agreement is not binding upon any party unless and until executed and delivered by all parties, whereupon this Agreement shall take effect as of the day first above written.
          IN WITNESS WHEREOF each of the parties have duly executed this Agreement as of the day and year first above written.

BRITISH COLUMBIA HYDRO AND POWER AUTHORITY		[COMPANY]

By:		By:

	(Signature)		(Signature)

Name:		Name:

Title:		Title:

Celgar Green Energy

Appendix 8- 5

[LENDER]

By:
(Signature)

Name:

Title:

Celgar Green Energy

Appendix 8- 6

APPENDIX 9
SAMPLE FORM DEVELOPMENT PROGRESS REPORT
BC Hydro Quarterly Development Report
For the quarter ending:                                Report Number:
Project Name:

Tasks:	Percentage of Completion					Comments
	5%	25%	50%	75%	100%
Permitting:
Air Permit
Effluent Permit
Refuse Permit
Water Licence
Zoning Approval
Subdivision Approval
Leave to Construct
Other Permits
Financing:
Construction
Project Equity
Long Term Financing
Project Design:
Preliminary
Final
Interconnection:
Studies (Please describe the status of each interconnection study)
Construction
Major Equipment:
Ordering
Delivery
Installation
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Appendix 9- 1

Tasks:	Percentage of Completion					Comments
	5%	25%	50%	75%	100%
Construction:
Road
Powerhouse
Other

Key Project Tasks:	Original Estimate	Current Estimate	Actual
Permitting Complete
Financing Complete
Interconnection Agreement Signed
Major Equipment Ordered
Commence Construction
Begin Commissioning
COD

Prepared by:

Submitted by:

Celgar Green Energy

Appendix 9- 2

APPENDIX 10
ADDRESSES FOR DELIVERY OF NOTICES
     Subject to subsection 22.3(e), the address for each of the Parties for notices is as follows:

Buyer: BC Hydro	Seller: Zellstoff Celgar Limited Partnership

All Notices (Except as set out below)
To: Manager, Contract Management	To:
Address:	Address:
333 Dunsmuir Street, 10th floor	Suite 2840, PO Box 11576
Vancouver, B.C.	650 West Georgia Street
V6B 5R3	Vancouver, B.C.
Attention: Fax: 604-623-4335	V6B 4N8 Attention: Brian Merwin, Director of Strategic & Business Initiatives

Email: IPP.contract@bchydro.com	Fax: 604-684-1094
Email: bmerwin@mercerint.com

Development Reports

To: Manager, Contract Management Address:	N/A
333 Dunsmuir Street, 10th floor
Vancouver, B.C.
V6B 5R3

Fax: 604-623-4335

Email: IPP.contract@bchydro.com

Planned Outages, Operating Plans, Notice of Outages, Energy Schedules

To: IPP Operations Planning Engineer	To:
Address:	Address:
6911 Southpoint Drive, E15	1921 Arrow Lakes Drive
Burnaby, B.C.	P.O. Box 1000, Castlegar, BC
V3N 4X8 Attention: Paul Cheng	V1N 3H9
Attention: Utilities Manager

Fax: 604-528-8149	Fax: 250-365-5769

Email: paul.cheng@bchydro.com	Email: colinn@celgar.com

Copy to: Contract Management, as per all Notices address
Celgar Green Energy

Appendix 10- 1

Buyer: BC Hydro	Seller: Zellstoff Celgar Limited Partnership

Invoices and Statements

To: IPP Invoicing	To:
Address:	Address:
333 Dunsmuir Street, 16th floor	1921 Arrow Lakes Drive
Vancouver, B.C.	P.O. Box 1000, Castlegar, BC
V6B 5R3	V1N 3H9

Fax: 604-623-4203	Attention: Controller / Assistant Controller Fax: 250-365-4211

Email: IPP.invoicing@bchydro.com
Email: lornea@celgar.com susanb@celgar.com

Performance Security and Interconnection Security

To: Customer Care & Conservation, Finance & Business Services	To: Address:
Address:	Suite 2840, PO Box 11576
333 Dunsmuir Street	650 West Georgia Street
9th floor	Vancouver, B.C.
Vancouver, B.C.	V6B 4N8
V6B 5R3 Attention: Alvin Tse	Attention: Treasurer
Fax: 604-684-1094

Fax: 604-623-4224	Email: gstannus@mercerint.com

Email: alvin.tse@bchydro.com

Copy to: Contract Management, as per all Notices address

Insurance

To: Manager, Contract Management Address:	To: Address:
333 Dunsmuir Street, 10th floor	Suite 2840, PO Box 11576
Vancouver, B.C.	650 West Georgia Street
V6B 5R3	Vancouver, B.C. V6B 4N8
Fax: 604-623-4335	Attention: Controller

Email: IPP.contract@bchydro.com	Fax: 604-684-1094

Email: dure@mercerint.com
A notice given in accordance with the foregoing provisions is deemed to have been given to the Seller and to each of its partners.
Celgar Green Energy

Appendix 10- 2

APPENDIX 11
RFP CONFIDENTIALITY AGREEMENT
Celgar Green Energy
CONFIDENTIALITY AGREEMENT
This Confidentiality Agreement (the “Agreement”) is made as of ___, 2008 [Note: Date to be completed by BC Hydro at time of signing by BC Hydro.]
BY AND BETWEEN
Zellstoff Celgar Limited Partnership, of P.O. Box 1000, Castlegar, BC, V1N 3H9

(“Proponent”)
AND
BRITISH COLUMBIA HYDRO AND POWER AUTHORITY, a British Columbia Crown Corporation, having an office at 333 Dunsmuir Street, Vancouver, British Columbia, V6B 5R3

(“BC Hydro”)
(the foregoing may be referred to individually as a “Party” or collectively as the “Parties”)
WHEREAS:
A.     BC Hydro has issued a Bioenergy Call for Power (Phase I) — Request for Proposals dated February 6, 2008 (as may be amended from time to time) for the supply of electrical energy generated from Forest-based Biomass by Projects located in British Columbia (the “RFP”);
B.     The Proponent has registered under the RFP and intends to participate in the procurement process therein described (the “RFP Process”);
C.     The Proponent may submit to BC Hydro a Proposal, and further information relative thereto; and
D.     BC Hydro may conduct discussions, which may include negotiations, with the Proponent after receipt of Proposals.
NOW THEREFORE, in consideration of the Parties entering into this Agreement and the mutual promises and agreements contained in this Agreement, the Parties agree as follows:
1.     DEFINITIONS
1.1     Definitions. Capitalized terms used but not defined herein shall have the meanings given in the RFP.
1.2     Confidential Information. “Confidential Information” means the Proponent’s Proposal that the Proponent submits to BC Hydro, or any pre-submission or post-submission information regarding the Proposal, the Project described therein, or related industrial facilities or businesses of the Proponent, whether or not designated expressly as confidential, that is disclosed or expressed, whether orally, in writing, electronically or by any other media, by the Proponent to BC Hydro during the course, or in

Issue April 22, 2008	1

furtherance, of the RFP Process, but excluding any executed and delivered EPA or related agreement, and also excluding information that:
(a)	is or becomes in the public domain, other than as a result of a breach of this Agreement by BC Hydro; or

(b)	is known to BC Hydro before disclosure to it by the Proponent, or becomes known to BC Hydro thereafter by way of disclosure to BC Hydro by any other person who is not under an obligation of confidentiality with respect thereto.
1.3     Discussions. “Discussions” means discussions, including negotiations, between BC Hydro and the Proponent occurring after submission of the Proponent’s Proposal and pertaining thereto until such discussions are terminated or an EPA, if any, between the Parties is fully executed and delivered.
2.     CONFIDENTIALITY OBLIGATION
2.1     Confidentiality Obligation. BC Hydro shall treat as confidential, and shall not disclose to any third person, Confidential Information, and both Parties shall treat as confidential and shall not disclose to any third person, all or any part of the Discussions, provided however that the foregoing obligations, and nothing in this Agreement, prevents or restricts:
(a)	disclosure of the fact that Discussions, if any, are occurring, or have occurred, and/or the fact that this Agreement exists and the general nature hereof;

(b)	in the case of BC Hydro, disclosure of the Discussions and/or Confidential Information:
(i)	to any ministers, deputy ministers or servants or employees of the Province of British Columbia; and

(ii)	to its directors, officers, employees and subsidiaries, consultants and advisors;
provided that each of the foregoing to whom Discussions and/or Confidential Information is disclosed is advised of the confidential nature thereof;

(c)	in the case of BC Hydro, disclosure of Discussions and/or Confidential Information in any regulatory proceeding, whether in respect of an EPA entered into with the Proponent pursuant to the RFP Process or in respect of other matters, to the extent that BC Hydro considers disclosure necessary or desirable to support its position in any such proceeding, provided that, to the extent reasonably practicable, BC Hydro gives reasonable notice to the Proponent before making the disclosure, and, to the extent requested by the Proponent, requests the relevant tribunal to treat all or any part of the disclosure as confidential or to limit its further disclosure;

(d)	in the case of BC Hydro, disclosure of:
(i)	the Proponent’s questions in the Q&A process under the RFP; and

(ii)	the Proponent’s participation in the RFP Process, or the location of any Project proposed by the Proponent;

Issue April 22, 2008	2

(e)	in the case of the Proponent, disclosure of Discussions to its directors, officers, employees and Affiliates, consultants and advisors, provided that each of the foregoing to whom Discussions are disclosed is advised of the confidential nature thereof;

(f)	without limiting BC Hydro’s disclosure rights under section 2.1(c) above, disclosures required to be made by BC Hydro or the Proponent by an order of a court or tribunal or under any law, regulatory requirement or requirement of any stock exchange that is binding upon it, provided that, (i) to the extent reasonably practicable, the Party making such disclosure gives reasonable notice to the other Party before making the disclosure, and (ii) limits the disclosure to that required by the applicable order, law, or regulatory or stock exchange requirement;

(g)	disclosures in any legal proceedings for the enforcement of any agreement referenced in section 2.2; or

(h)	disclosures of the Discussions and/or Confidential Information by agreement or consent of both Parties, including pursuant to the consents contained in the Registration Form.
2.2     Disclosure of EPA. Disclosure of any executed EPA and/or other agreement(s) entered into with the Proponent pursuant to the RFP Process, or any summary thereof or information contained therein, will be governed by the EPA and/or other agreement(s), if any.
2.3     Freedom of Information and Protection of Privacy Act. The Proponent acknowledges that BC Hydro is subject to the British Columbia Freedom of Information and Protection of Privacy Act and associated regulations, and agrees that BC Hydro’s non-disclosure obligations under this Agreement are subject to the provisions of that legislation, as the same may be amended or replaced from time to time.
2.4     Liability Exclusion. In no event will either Party be liable to the other Party in connection with any breach of this Agreement for any indirect, incidental or consequential damages, including loss of profits.
2.5     Term. The obligations of the Parties under this section 2 expire upon the earlier of (i) full execution and delivery of an EPA, if any, entered into between the Parties pursuant to the RFP Process (whereupon matters of confidentiality shall be governed exclusively by any such agreement), and (ii) three years after the date hereof.
3.     MISCELLANEOUS
3.1     Governing Law. This Agreement shall be interpreted, governed and construed under the laws of the Province of British Columbia and the laws of Canada applicable therein as if it were executed and to be performed wholly within the Province of British Columbia.
3.2     Equitable Relief. Each Party agrees that in the event of a breach of this Agreement, or to prevent a breach or contemplated breach, by that Party, the other Party shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available at law or equity.
3.3     Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior agreements and communications relative to such subject matter.

Issue April 22, 2008	3

3.4     Amendments. This Agreement shall not be modified, except by a written agreement dated after the date of this Agreement and signed by both Parties.
3.5     Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party.
3.6     Enurement. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.
3.7     Execution In Counterpart. This Agreement may be executed in counterparts, and each counterpart shall for all purposes be an original, and all such counterparts shall together constitute one and the same Agreement. Execution by either Party of a facsimile copy of this Agreement will be deemed to constitute effective execution of this Agreement by that Party.
3.8     Effect. For greater certainty, this Agreement supersedes and replaces Sections 22.8 and 22.11 of the RFP.
3.9     Relationship. Entering into this Agreement shall in no way be construed to:
(a)	preclude in any way either Party from pursuing any business opportunities;

(b)	establish any relationship between BC Hydro and the Proponent with respect to such business opportunities; or

(c)	establish any other relationship between BC Hydro and the Proponent with respect to the Project.

Issue April 22, 2008	4

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the date first above written.
BRITISH COLUMBIA HYDRO AND
POWER AUTHORITY

By:

Name:

Title:
Zellstoff Celgar Limited
as General Partner for Zellstoff Celgar Limited Partnership
Full legal name of Proponent

Signature

Name:	David M. Gandossi

Title:	EVP, CFO & Secretary

Issue April 22, 2008	5